Filed Pursuant to Rule 424(b)(5)
Registration No. 333-275976

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To the Prospectus dated April 19, 2024)

TÜRKİYE CUMHURİYETİ

(The Republic of Turkey)

$         % Notes due

The Republic of Turkey (the “Republic” or “Türkiye”) is offering $     principal amount of its     % Notes due      (the “notes”). The notes will constitute direct, general and unconditional obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the notes. The Republic will pay interest on the notes on     and       of each year, commencing on     .

Application is being made to list the notes on the International Securities Market (the “ISM”) of the London Stock Exchange plc. (the “London Stock Exchange”). The ISM is not a United Kingdom (“UK”) regulated market for the purposes of Article 2(1)(13A) of Regulation (EU) No 600/2014 as it forms part of domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) (“UK MiFIR”). The ISM is a market designated for professional investors. Notes admitted to trading on the ISM are not admitted to the Official List of the Financial Conduct Authority (the “Official List”) (the “FCA”). The London Stock Exchange has not approved or verified the contents of this prospectus supplement. This prospectus supplement does not constitute a prospectus for the purposes of the FCA Handbook Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (“PRM”) made in accordance with the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs” and together with the PRM, the “UK Prospectus Regime”).

This prospectus supplement has been prepared solely with regard to the Notes, which are: (i) not to be admitted to listing or trading on a UK regulated market for the purposes of UK MiFIR; and (ii) not to be offered to the public in the UK (other than pursuant to one or more of the exemptions set out in Article 1(4) of the UK Prospectus Regulation). This prospectus supplement has not been approved or reviewed by any regulator which is a competent authority under the UK Prospectus Regulation. No assurance can be given by the Republic that such application will be approved, that such listing will be maintained, or that the Republic will not list the notes on a different exchange at a later date.

See the section entitled “Risk Factors” for a discussion of certain factors you should consider before investing in the notes.

The notes will be designated collective action securities and will, therefore, contain “collective action clauses”. Under these provisions, which are described beginning on page 14 of the accompanying prospectus dated April 19, 2024, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

	Per Note		Total
Public Offering Price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to the Republic of Türkiye		%	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes on or about     , 2026 (the “Issue Date”), through the book-entry facilities of the Depository Trust Company (“DTC”), against payment in same-day funds.

Joint Book-Running Managers

BNP PARIBAS	Citigroup	ING	J.P. Morgan

The date of this prospectus supplement is     , 2026.

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic accepts responsibility for the information contained within this prospectus supplement and accompanying prospectus. The Republic declares that to the best of their knowledge, the information contained in this prospectus supplement and accompanying prospectus is in accordance with the facts and makes no omission likely to affect its import.

Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.

This prospectus supplement and the accompanying prospectus have been prepared for the purpose of giving information with regard to the Republic, which, according to the particular nature of the Republic and the notes, is necessary to enable investors to make an informed assessment of the rights attaching to the notes and the reasons for the issuance of notes and its impact on the Republic.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. The Republic has not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

The Republic is offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

The Republic has made forward-looking statements in this prospectus supplement. Statements that are not historical facts are forward-looking statements. These statements are based on the Republic’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward- looking statements speak only as of the date they are made. The Republic undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. The Republic cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Türkiye;

•	the impact of changes in the credit ratings of Türkiye;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Türkiye’s major export markets;

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Türkiye;

•	the impact of any delays or other adverse developments in Türkiye’s accession to the European Union; and

•	the impact of adverse developments in the region where Türkiye is located.

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•	Internal factors, such as:

•	general economic and business conditions in Türkiye;

•	political, military or internal security events in Türkiye;

•	present and future exchange rates of the Turkish currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	natural events, such as climate changes and earthquakes;

•	the ability of Türkiye to effect key economic reforms;

•	the level of foreign direct and portfolio investment in Türkiye; and

•	the level of Turkish domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

The Republic is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the Republic. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

CURRENCY AND EXCHANGE RATE DATA

References to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time after January 1, 2009 are to the Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2009 in place of the New Turkish Lira; references in this prospectus supplement to “New Turkish Lira” and “YTL” are to the lawful currency of the Republic for the period beginning on January 1, 2005 and ending on December 31, 2008; and references to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time prior to January 1, 2005 are to the Turkish Lira before it was replaced with New Turkish Lira. References to “U.S.$”, “$”, “U.S. Dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America. References to “€” and “euro” in this prospectus supplement are to the lawful currency of the European Union.

Translations of amounts from Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or Turkish Lira, as the case may be, at any particular rate or at all.

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OVERVIEW

This overview should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area and the United Kingdom, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

Issuer	The Republic of Türkiye.

The Republic of Türkiye is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory (inclusive of its lakes) of approximately 814,578 square kilometers. Türkiye’s population, as of December 2025, was estimated to be 86,092,168.

The Republic of Türkiye was founded in 1923 and currently has a parliamentary form of government. The Republic has undertaken many reforms to strengthen its democracy and economy, in connection with its accession negotiations with the European Union.

Securities Offered	$ % Notes due (the “notes”).

Maturity Date

Issue Price	% of the principal amount of the notes.

Interest Payment Dates	and of each year, commencing on , .

Status and Ranking	The notes will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other public external indebtedness. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting”.

Listing and Admission to Trading	Application is being made to list the notes on the ISM of the London Stock Exchange. The ISM is not a UK regulated market for the purposes of Article 2(1)(13A) of Regulation (EU) No 600/2014 as it forms part of domestic law of the UK by virtue EUWA (“UK MiFIR”). No assurance can be given by the Republic that such application will be approved, that such listing will be maintained, or that the Republic will not list the notes on a different exchange at a later date.

Negative Pledge	Clause (9) of the definition of Permitted Lien set forth on pages 5 and 6 of the accompanying prospectus shall read as follows for purposes of the notes: Liens on assets (other than official holdings of gold) in existence on , , provided that such Liens remain confined to the assets affected thereby on , , and secure only those obligations so secured on , .

Form	The notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Beneficial interests in the notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the notes will be issued in definitive form. Investors may elect to hold interests in the notes through DTC, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream Banking Luxembourg”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Global Clearance and Settlement”.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of DTC. See “Description of the Notes-Payments of Principal and Interest” and “Global Clearance and Settlement-Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg”.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity. See “Description of the Notes — Default; Acceleration of Maturity” in this prospectus supplement.

Collective Action Securities

The notes will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of March 23, 2015, between the Republic and The Bank of New York Mellon, as amended by Amendment No. 1 to the Fiscal Agency Agreement dated March 15, 2017 (the “Fiscal Agency Agreement”). The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, which are described beginning on page 14 of the accompanying prospectus dated April 19, 2024, the Republic may amend the payment provisions of the notes and other reserved matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. These provisions are described in the section “Debt Securities-Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Use of Proceeds	The amount of net proceeds (before expenses) is $ .

The net proceeds from the sale of the notes will be allocated toward the financing and/or refinancing, in whole or in part, of projects in the Eligible Green and/or Social Categories (each as defined in the “Use of Proceeds” section of this prospectus supplement) and/or a combination of the Eligible Green Categories and the Eligible Social Categories (as defined in the “Use of Proceeds” section of this prospectus supplement) in accordance with certain prescribed eligibility criteria as described under the Republic’s Sustainable Finance Framework. The net proceeds from the sale of the notes are expected to be used to finance/refinance projects including, but not limited to following Eligible ESG Categories: clean transportation; renewable energy; energy efficiency; sustainable management of living natural resources and land use and terrestrial and aquatic biodiversity; and sustainable water and wastewater management.

See “Use of Proceeds” in this prospectus supplement.

Risk Factors	Risks associated with the notes generally include: 1) the trading market for the notes may be volatile and may be adversely impacted by many events; 2) there may be no active trading market for the notes and limited liquidity for noteholders; 3) the notes may not be a suitable investment for all investors; 4) the notes are unsecured; and 5) the notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.

Risks associated with the Republic generally include: 1) the Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 2) there can be no assurance that the Republic’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies; 3) the ongoing conflict between Russia and Ukraine could negatively impact the Republic; 4) regional conflicts, terrorism and other similar circumstances or occurrences may have a negative effect on the Turkish economy; 5) Political unrest and changes to the

Republic’s constitutional arrangements pose risks to the Republic’s economy and stability; 6) the Republic may not be able to refinance its domestic and international debt; 7) increases in inflation may adversely affect Türkiye’s economy; 8) increases in the Republic’s current account deficit may be difficult to finance; 9) risks associated with the foreign exchange rate of the Republic’s currency; 10) risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings; 11) risks associated with significant seismic events; 12) certain pending arbitration proceedings could have an adverse effect on the Republic; 13) the Republic’s economy remains vulnerable to external shocks, such as those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt; 14) changes in government trade policies, including the imposition of tariffs, could have an adverse impact on the Republic; and 15) investing in securities involving emerging markets generally involves a higher degree of risk.

These risk factors are described in the section entitled “Risk Factors” of this prospectus supplement.

Fiscal Agency Agreement	The notes will be issued pursuant to the Fiscal Agency Agreement.

Taxation	For a discussion of material United States federal income and Turkish tax consequences associated with the notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the U.S. federal, U.S. state, U.S. local, non-U.S. and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Türkiye.

Clearing Reference Numbers	ISIN No.

CUSIP No.

USE OF PROCEEDS

The Republic will allocate an amount at least equivalent to the net proceeds from the sale of the notes to finance and/or refinance, in whole or in part, projects that fall under the Eligible ESG Categories (as defined below) in accordance with the Republic’s Sustainable Finance Framework, which was published in November 2021 (the “Framework”).

The Eligible ESG Categories for eligible projects under the Framework (the “Eligible Green and Social Projects”) have been defined in accordance with the broad categorization of eligibility for Green Projects set out by the International Capital Market Association (“ICMA”)’s Green Bond Principles (“GBP”) 2021, Social Bond Principles (“SBP”) 2021, and Sustainability Bond Guidelines (“SBG”) 2021, and the Loan Market Association (“LMA”) Green Loan Principles (“GLP”) 2021 and Social Loan Principles (“SLP”) 2021. The eligibility criteria under the Framework are also aligned with the United Nations Sustainable Development Goals, a collection of 17 global goals set by the United Nations General Assembly in 2015 for the year 2030.

“Eligible ESG Categories” are those which comprise financing within the Eligible Green and Social Projects categories set out in the Framework. Such Eligible ESG Categories include the following:

•

Renewable Energy: development, manufacture, installation and operation of renewable energy sources, including wind energy, solar energy and geothermal energy; projects to support integration of renewable energy into power systems; and projects related to generation of biogas from food waste;

•

Energy Efficiency: projects related to energy management developments to increase energy efficiency at industry, public and service buildings; installation of energy-efficient technologies and products, including energy efficient motors; improvements involving changes in processes, reduction of heat losses and/or increased waste heat recovery, and the development of energy efficient technologies;[1]

•

Sustainable Water and Wastewater Management: Projects related to construction, upgrades, renovations or improvements for transportation and treatment of wastewater; projects related to increase water-use efficiency, such as water recycling and reuse projects, water saving systems, technologies and water metering; projects related to research, development, implementation and maintenance that improves or maintains water resilience;

•

Pollution Prevention and Control: Projects related to waste prevention, reduction, reuse or recycling project inducing the collection, sorting, processing and conversion and treatment of waste; projects related to reducing air pollution;

•

Clean Transportation: Projects supporting the deployment of electric vehicles charging infrastructure; projects related to zero emissions vehicles and associated infrastructure for personal, public and freight transportation including high speed trains meeting the following criteria:

•	Rail transportation: meeting the zero direct (tailpipe) CO2 emissions level (passenger and freight), and

•	Road transportation: meeting the 50gCO2/km emissions level (passenger);

•

Sustainable Management Of Living Natural Resources And Land Use and Terrestrial and Aquatic Biodiversity: Projects related to preservation and sustainable use of terrestrial and aquatic of natural resources; projects related to environmentally sustainable forestry, including afforestation, reforestation and rehabilitation of degraded forests (certified under eligible third-party schemes; projects related to restoration and/or conservation of natural terrestrial and marine landscapes ; and projects related to biodiversity preservation, including conservation and monitoring of endangered species, habitats and ecosystems in environmental protection areas;

[1]	Exclusion Criteria: Projects that result in the lock in of fossil fuel technologies; Activities/projects associated with hard-to-abate and carbon intensive sectors.

•

Climate Change Adaptation: Projects related to increasing the resilience of eco-systems, including measures to address drought, desertification, extreme weather events, rising sea levels, declines in agricultural productivity, forest fires, epidemics, pests and the loss of biological diversity and ecosystem services resulting from global temperature increases;

•

Circular Economy Adapted Products, Production Technologies and Processes and/or Certified Eco-efficient Products: Projects related to reducing the use of raw materials and supporting resource efficiency, such as projects that increase the recyclability/reusability of products; projects related to the usage of waste and recycled materials in in production for industries;[2]

•	Green buildings: Projects related to buildings certified to an acceptable level under an internationally or locally recognized green building certification scheme, including:

•	LEED “Gold” or above,

•	BREEAM “Very Good” or above,

•	BEP-TR “B” or above energy label provided by the energy performance certificate issued in accordance with the related Turkish regulation,

•	ÇEDBİK Green Building certification “Very Good” or above, or

•	other equivalent internationally and/or nationally recognized Green Building certification (for example Yes-TR “Çok İyi” or above);

•

Employment Generation, and Programs designed to prevent and/or alleviate unemployment stemming from socioeconomic crises, including through the potential effect of SME financing and microfinance: Projects supporting Micro Small and Medium-sized enterprises that support employment generation; and projects related to an emergency response to a crisis (economic or health, for example) to alleviate unemployment and/or provide financial support for individuals and businesses including financing of social security institutions;

•

Access to Essential Services: Projects related to the construction, equipping and operation of hospitals, clinics and health care centers for the provision of public or subsidized health services; projects related to an emergency response to a crisis (natural disaster or health, for example). For example, manufacturing, logistics and distribution of medical products and supplies essential to medical response; Projects related to the development and operation of schools, training centers and related facilities, including digital learning platforms, as well as training the labor force; projects related to the physical and mental development of the Republic’s youth to facilitate socioeconomic advancement and reduce social inequalities;

•

Socioeconomic Advancement and Empowerment: Projects related to the elimination of all forms of discrimination against women, prevention of violence and abuse against women, and promotion of opportunities for women to participate in social, political and economic spheres; projects related to supporting and providing care, protection, socio-economic and psycho-social support of disadvantaged children and youth; projects related to supporting and providing social assistance for persons from disadvantaged socioeconomic backgrounds, persons under disabled care and elderly individuals; projects related to the support of persons with disabilities working in protected workspaces and the elimination of discrimination against persons with disabilities;

•	Affordable Basic Infrastructure: Projects related to delivering infrastructure to rural areas to minimize disparities between regions or benefitting disadvantaged populations;

•

Affordable Housing: Projects related to the development and/or provision of affordable and low-income housing under the Housing Development Administration of the Republic of Türkiye (TOKİ) social housing projects;

[2]	Exclusion Criteria: Activities/projects associated with hard-to-abate and carbon intensive sectors.

•

Food Security and Sustainable Food Systems: Projects related to physical, social, and economic access to sufficient, safe, nutritious food, including improving access to adequate food and meeting nutritional needs, and increasing agricultural productivity and resilient agricultural practices.

The examples of the above categories are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by the Republic during the term of the notes. The proceeds from this offering are expected to be used to finance/refinance projects including, but not limited to following Eligible ESG Categories:

•	clean transportation;

•	renewable energy;

•	energy efficiency;

•	sustainable management of living natural resources and land use and terrestrial and aquatic biodiversity; and

•	sustainable water and wastewater management.

For the avoidance of doubt, any expenditure related to the following activities will be excluded from Eligible ESG Categories:

•	Exploration, production or transportation of fossil fuel;

•	Manufacturing of petrochemicals;

•	Activities/projects associated with livestock;

•	Manufacture and production of finished alcoholic beverages;

•	Military contracting;

•	Gambling;

•	Weaponry;

•	Manufacture and production of finished tobacco products;

•	Nuclear power generation;

•	Activities/projects associated with child labor/forced labor.

Project Evaluation and Selection Process

The Ministry of Treasury and Finance (“MOTF”) of the Republic has assembled a working group (the “Working Group”) consisting of representatives from the following ministries:

•	Presidency of Strategy and Budget;

•	Ministry of Agriculture and Forestry;

•	Ministry of Energy and Natural Resources;

•	Ministry of Environment, Urbanization, and Climate Change;

•	Ministry of Family and Social Services;

•	Ministry of Health;

•	Ministry of Labor and Social Security;

•	Ministry of National Education;

•	Ministry of Trade;

•	Ministry of Transport and Infrastructure;

•	Ministry of Youth and Sports;

•	Ministry of Industry and Technology.

The MOTF, with the assistance of the Working Group, will review potentially qualifying projects and verify whether these comply with the criteria and definition of Eligible Green and Social Projects set out in the Framework. The MOTF will coordinate this process. The MOTF and the Working Group may consult with other Government departments and agencies in carrying out its responsibilities. Selected representatives from the main ministries in charge of the execution of the public budget, and/or ministries responsible for the projects being considered may form a part of the Working Group on a case-by-case basis, for the purposes of the process for project evaluation and selection under the framework.

The MOTF, with the help of the Working Group, will monitor that Eligible Green and Social Projects continue to meet the Eligibility Criteria set forth in the Framework until the proceeds have been allocated. The MOTF, with the help of the Working Group and with the assistance of the respective ministries utilizing the proceeds (if needed), shall track and monitor the environmental and social benefits of the Eligible Green and Social Projects which are funded by the notes.

Management of Proceeds

The net proceeds of any Sustainable Financing Instrument, including the notes, will be transferred to the MOTF’s account at the Central Bank of the Republic of Türkiye. The allocation and tracking of the note proceeds will be done by the relevant Ministries within the Working Group, under a portfolio approach. In accordance with the evaluation and selection process described above, an amount at least equivalent to the net proceeds from the notes will be allocated to eligible expenditures and managed and tracked by the MOTF and the relevant operating Ministries within the Working Group. In the event where some expenditures would be withdrawn from the portfolio of eligible expenditures, the Republic of Türkiye will reallocate the specific proceeds to other eligible expenditures which are compliant with the Eligibility Criteria, as soon as reasonably practicable. Pending the full allocation of the net proceeds to Eligible Green or Social Projects, any unallocated funds will be managed per the MOTF’s general cash management policies.

The MOTF shall maintain an allocation register (the “Register”) to record the allocation of the note proceeds. The Register will contain, for the notes and any subsequent sustainability instrument issued, information including the details of each instrument’s ISIN, pricing date and maturity date. None of the underwriters is responsible for the ongoing monitoring of the use of the proceeds of the notes or the Republic’s expenditures.

Reporting

The MOTF will make and publish reports that will include a summary of the financings during the reporting period, allocation reporting and impact reporting, on an annual basis starting on the one-year anniversary of the issuance of the notes until the proceeds have been completely allocated and as necessary in the event of material changes.

Where feasible, the MOTF will aim to report:

•	the total amount of Sustainable Financing Instruments outstanding;

•	the amount equal to the net proceeds allocated to Eligible Green and/or Social Projects;

•	the balance of unallocated proceeds;

•	the amount or the percentage of new financing and refinancing, and the geographical distribution of the projects (to the extent available);

•	a breakdown of allocated amounts to Eligible Green and Social Categories, and the relevant Ministry/Ministries responsible for the projects financed; and

•

the MOTF will aim to report on the estimated environmental and social impacts arising from the implementation of the Eligible Green and Social Projects; any such impact reporting may also provide information on the methodology and assumptions used for calculation of the impact metrics as set forth in the Framework.

Sustainalytics, an external consultant, issued an opinion dated November 2, 2021 in connection with its independent assessment of the Framework’s alignment with the ICMA GBP, SBP and SBG and the LMA’s GLP and SLP (the “Second Party Opinion”). The Framework, the reports and the Second Party Opinion will be publicly available on the MOTF’s website. None of the Framework, any reports issued thereunder or the Second Party Opinion is incorporated into, or forms a part of, this prospectus supplement or the fiscal agency agreement. The Framework, the Second Party Opinion and/or any other opinions or certifications do not establish any enforceable contractual obligation of the Republic or any other person.

RISK FACTORS

You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions used in this section but not defined herein shall have the same meanings assigned to them elsewhere in this prospectus supplement and the accompanying prospectus. Investing in the notes involves certain risks. In addition, the purchase of the notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the notes. You should make your own inquiries as you deem necessary without relying on the Republic or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the notes. You should consider, among other things, the following:

Risks Relating to the Market for the Notes

The trading market for the notes may be volatile and may be adversely impacted by many events.

The market for the notes is expected to be influenced by economic, political, social and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other countries. There can be no assurance that events in Türkiye, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the notes, or that economic, political, social and market conditions will not have any other adverse effect.

There may be no active trading market for the notes and limited liquidity for noteholders.

There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application will be made to the London Stock Exchange for the notes to be admitted to trading on the London Stock Exchange’s ISM, there is no assurance that such application will be accepted or that an active trading market will develop. The ISM is not a UK regulated market for the purposes of Article 2(1)(13A) of UK MiFIR. The ISM is a market designated for professional investors. Notes admitted to trading on the ISM are not admitted to the Official List of the FCA. The London Stock Exchange has not approved or verified the contents of this prospectus supplement. This prospectus supplement does not constitute a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law of the UK by virtue of the EUWA. This prospectus supplement has been prepared solely with regard to the notes, which are: (i) not to be admitted to listing or trading on a UK regulated market for the purposes of UK MiFIR; and (ii) not to be offered to the public in the UK (other than pursuant to one or more of the exemptions set out in Article 1(4) of the UK Prospectus Regime). This prospectus supplement has not been approved or reviewed by any regulator which is a competent authority under the UK Prospectus Regime.

Risks Relating to the Notes

The Notes may not be a suitable investment for all investors.

You must determine the suitability of investment in the notes in the light of your own circumstances. In particular, you should:

(i) have sufficient knowledge and experience to make a meaningful evaluation of the information contained in this prospectus supplement and of the notes and the merits and risks of investing in the notes;

(ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio;

(iii) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from your currency;

(iv) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

(v) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The notes are unsecured.

The notes constitute unsecured debt obligations of the Republic, and are not, either directly or indirectly, an obligation of any third party. In the event the Republic were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.

The notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.

The notes contain provisions regarding acceleration and voting on amendments, modifications, changes, consents and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. The Republic expects that all series of notes issued under the program will include such collective action clauses, thereby giving the Republic the ability to request modifications or actions in respect of these matters across multiple series of notes. This means that a defined majority of the holders of such series of notes (when taken in the aggregate only, in some circumstances, and/or individually) would be able to bind all holders of notes in all the relevant aggregated series. See “Description of the Notes—Default; Acceleration of Maturity” and “ —Amendments and Waivers” in this prospectus supplement and “Debt Securities—Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

Risks Relating to the Republic

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

The Republic is a sovereign state. Consequently, the ability of Noteholders to sue the Republic may be limited.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws or the securities laws of any other jurisdiction. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the U.S. Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the U.S. Foreign Sovereign Immunities Act.

The courts of Türkiye will not enforce a judgment obtained in a court established in a country other than Türkiye unless:

•	there is in effect a treaty between such country and Türkiye providing for reciprocal enforcement of court judgments;

•	there is de facto reciprocity in such country of judgments rendered by Turkish courts; or

•	there is a provision in the laws of such country that provides for the enforcement of judgments of the Turkish courts.

There is no treaty between the United States and Türkiye providing for reciprocal enforcement of judgments. There is no de facto reciprocity between the United States and Türkiye. Moreover, there is uncertainty as to the ability of an investor to bring an original action in Türkiye based on U.S. federal or non-Turkish securities laws.

Turkish courts have rendered at least one judgment in the past confirming de facto reciprocity between the courts of New York State and Türkiye. However, since de facto reciprocity is decided by the relevant court on a case-by-case basis, there is uncertainty as to the enforceability of court judgments obtained in the United States or the United Kingdom by Turkish courts.

In addition, the Turkish courts will not enforce any judgment obtained in a court established in a country other than Türkiye if:

•	the defendant was not duly summoned or represented;

•	the defendant’s fundamental procedural rights were not observed and the defendant brings an objection before the Turkish court against the request for enforcement on either of these grounds;

•	the judgment in question was rendered with respect to a matter within the exclusive jurisdiction of the Turkish courts;

•

the judgment is incompatible with a judgment of a Turkish court between the same parties and relating to the same issues or, as the case may be, with an earlier foreign judgment on the same issue and enforceable in Türkiye;

•	the judgment is not of a civil nature;

•	the judgment is clearly against public policy rules of Türkiye;

•	the court rendering the judgment did not have jurisdiction to render such judgment;

•	the judgment is not final and binding with no further recourse for appeal under the laws of the country where the judgment has been rendered; or

•

the judgment was rendered by a foreign court which treated itself as competent even though it had no actual relationship with the parties or the subject matter at hand and the defendant brings an objection before the Turkish court against the request for enforcement on this ground.

Furthermore, to be enforceable under the laws of Türkiye, the choice of laws of a foreign jurisdiction or submission to the jurisdiction of the courts of such a foreign jurisdiction should indicate the competent courts with sufficient precision. Therefore, lack of precision while determining the competent court of a foreign jurisdiction may render the choice of foreign court unenforceable. Also, Turkish law enables the parties’ ability to choose the law applicable to claims relating to tort and/or unjust enrichment only after the commitment or occurrence of the relevant tortious act or the relevant unjust enrichment.

As a result, it may not be possible to:

•	effect service of process outside Türkiye upon any of the directors and official officers named in this prospectus; or

•	enforce, in Türkiye, court judgments obtained in courts of jurisdictions other than Türkiye against the Republic or any of the directors and official officers named in this prospectus in any action.

There can be no assurance that the Republic’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or canceled by the rating agencies.

Long-term foreign currency debt of the Republic of Türkiye is currently rated sub-investment grade by four nationally recognized statistical rating organizations, namely Fitch Ratings Limited (“Fitch”), S & P Global Ratings Europe Limited (“Standard & Poor’s”), Moody’s Investors Service Inc. (“Moody’s”) and Japan Credit Rating Agency, Ltd. (“Japan Credit Rating”).

•

On July 17, 2026, Fitch affirmed Türkiye’s credit rating as “BB-” and its outlook as “stable”. Fitch stated that the ratings are constrained by Turkiye’s record of very high inflation, low external liquidity relative to high financing requirements, weak governance, and repeated episodes of political interference in monetary policy that precipitated crises marked by dollarisation and capital flight, and damaged policy credibility. Fitch also added that the ratings are supported by Turkiye’s low government debt, large and diversified economy, high GDP per capita relative to the ‘BB’ peer group median, its record of sustaining access to external financing through periods of stress, and resilient banking sector.

•

On April 17, 2026, Standard & Poor’s affirmed Türkiye’s credit rating as “BB-” and its outlook as “stable”. According to Standard & Poor’s, the affirmation reflects their view that Turkiye’s economy will weather the ongoing energy price shock assuming that authorities persevere with tight monetary and wage-setting policies and avoid additional depletion of foreign exchange (FX) reserves. Standard & Poor’s indicated that they could lower the ratings if pressures on Turkiye’s balance of payments, financial stability or government finances were to intensify, for example due to persistently high global energy prices or domestic economic policy shifts, resulting in an unabated currency depreciation, increased dollarization, and renewed declines in FX reserves. Standard & Poor’s also added that they could raise the ratings should Turkiye’s FX reserves recover and were there further progress in lowering inflation to single digit figures while restoring long-term confidence in the Turkish lira. The next announced date by Standard & Poor’s for the review of credit rating actions with respect to Türkiye is scheduled for October 16, 2026.

•

On January 23, 2026, Moody’s affirmed Türkiye’s credit rating as “Ba3” and its outlook as “stable”. In its announcement, Moody’s stated that Türkiye’s credit ratings, including its Ba3 long-term issuer ratings, were supported by its large, diversified and dynamic economy and its low government debt burden. These strengths were balanced against institutional challenges and elevated domestic political risks which, in the past, manifested through unorthodox policymaking that exacerbated macroeconomic imbalances and external vulnerabilities. Moody’s also stated that its rating could be upgraded should the authorities continue to effectively implement policies that restore macroeconomic stability and allow for a substantial reduction in external vulnerability risks. On July 24, 2026, Moody’s did not announce a rating action on the scheduled review date. Instead, the agency published a periodic review of Türkiye’s credit profile, stating that the publication did not constitute a rating action and should not be interpreted as an indication of a near-term rating change.

•

On August 21, 2026 Japan Credit Rating affirmed Türkiye’s unsolicited foreign and local currency long-term issuer ratings as “BB” and maintained the outlook as stable. Japan Credit Rating stated that the ratings are supported by the country’s large economic base in the Middle East and its relatively restrained government debt. Japan Credit Rating also added that the ratings are constrained by its relatively low resilience to external shocks.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the notes and have the potential to affect the Republic’s cost of funds in the international capital markets and the liquidity of and demand for the Republic’s debt securities. Any adverse change in outlook or credit watch by Standard & Poor’s, Fitch, Moody’s or Japan Credit Rating could have similar adverse effects. The Republic’s current long-term debt ratings consist of sub-investment grade ratings from Standard & Poor’s, Moody’s, Fitch, and Japan Credit Rating. These ratings indicate that the notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the notes.

The ongoing conflict involving Iran could negatively impact the Republic.

The Republic is in a geopolitically sensitive region and is exposed to significant risks arising from ongoing conflicts in the Middle East, including the recent escalation of hostilities involving Iran, the United States, Israel and other regional actors. These developments may adversely affect the Republic’s economy, financial condition and ability to service its debt, including the notes.

Türkiye has consistently advocated for discussions on Iran’s nuclear program to take place at the negotiating table and has condemned in the strongest terms Israel’s genocide in Gaza, all actions threatening regional peace, and Israel’s attacks on Iran. On February 28, 2026, U.S.-Israeli strikes against Iran began, which resulted in the killing of Supreme Leader Ayatollah Ali Khamenei and top Iranian security officials. According to statements issued by Türkiye’s Ministry of National Defense on March 4, 9, 13, and 30, 2026, four ballistic missiles assessed to have been launched from Iran and directed towards Türkiye were intercepted by NATO air and missile defense assets deployed in the Eastern Mediterranean. On March 11, 2026, Turkish President Recep Tayyip Erdoğan said that Türkiye is always on the side of peace, not war. President Erdoğan noted the country’s efforts for a ceasefire in Iran and intensive efforts to ensure “guns fall silent, a ceasefire is achieved, and talks resume.” On March 19, 2026, Turkish President Recep Tayyip Erdoğan said that Türkiye continues to take firm measures against airspace violations and to strengthen national security.

The large-scale military conflict involving Iran, the United States and Israel has resulted in significant casualties, widespread damage to infrastructure and disruption to regional trade and energy markets. Although a provisional two-week ceasefire agreement was announced in April 2026, and a memorandum of understanding was entered into between the United States and Iran in June 2026, both have expired and neither has resulted in a cessation of hostilities with periodic reports of missile launches, retaliatory strikes and cyber and asymmetric attacks by state and non-state actors, as well as heightened military alert levels across the region. In addition, there have been continued threats to maritime security and commercial shipping, including in and around the Strait of Hormuz and adjacent waterways such as the Strait of Bab el Mandeb, and further incidents involving damage to energy and transportation infrastructure. Hostilities have also continued across the region, including ongoing Israeli military operations in Lebanon and conflict between Ansar Allah forces in Yemen and Saudi Arabia and its allies. The near-total closure of the Strait of Hormuz has caused significant disruption to maritime transport, including the shipment of oil and gas from countries in the Gulf Cooperation Council and the broader region and to international oil markets. The timing of any resumption of oil and gas shipments through the Strait of Hormuz and the rate at which such shipments may resume remain highly uncertain.

The conflict, and in particular the near-total closure of the Strait of Hormuz, has had, and may continue to have, significant adverse effects on regional and global economic conditions, including disruptions to energy markets and transportation routes and has caused significant volatility in global oil prices, inflationary pressure, and spillover effects into neighboring countries.

Türkiye’s geographic proximity to the conflict zone, its economic ties to the region, and its reliance on imported energy expose it to heightened risks, including:

•	reduced tourism and foreign investment inflows;

•	increased energy import costs and supply disruptions;

•	potential refugee inflows and associated fiscal pressures; and

•	heightened security risks, including the possibility of spillover military activity or terrorist incidents.

Furthermore, the conflict may exacerbate existing geopolitical tensions involving Türkiye, including its relationships with NATO allies, regional partners and neighboring states, and may result in sanctions, trade disruptions or shifts in regional alliances.

There can be no assurance that further ceasefires will be reached or sustained, or that the conflict will not escalate further, including into a broader regional or global confrontation. The evolving nature of the conflict, including the potential for miscalculation, escalation or involvement of additional actors, increases the uncertainty surrounding its duration and ultimate impact. Continued or renewed hostilities, including sustained disruptions to energy production, refining and transit routes, could have a material adverse effect on regional and global economic conditions and, in turn, on the Republic’s economy and financial stability and its ability to meet its obligations under the notes.

The ongoing conflict between Russia and Ukraine could negatively impact the Republic.

The ongoing military operations of Russia in Ukraine and Russia’s annexation in 2022 of four regions of Ukraine (Donetsk, Luhansk, Zaporizhzhia and Kherson) have escalated tensions between Russia and the United States, NATO, the European Union and the United Kingdom. The governments of the United States, the United Kingdom, the European Union, Japan and other jurisdictions have imposed extensive sanctions on certain industry sectors in Russia and the regions of Donetsk, Luhansk, Zaporizhzhia and Kherson and on certain individuals in Russia and abroad. In particular, the United States, the United Kingdom and the European Union have imposed a series of sanctions and export control measures targeting Russia’s oil and natural gas industries, including comprehensive U.S., UK and EU sanctions against Russia’s two largest oil companies, Rosneft and Lukoil, and the EU’s ban on imports, transshipments, and related services, targeting liquefied natural gas and pipeline gas, with European Union member states being prohibited from concluding long-term LNG contracts with Russian suppliers from January 2027.

The Republic has strong relations with both Ukraine and Russia. It depends significantly on Russia to meet its domestic energy requirements, particularly with regards to its consumption of natural gas. Türkiye imported 21.2 bcm of natural gas and 15.2 million tons (mt) of crude oil from Russia in 2025. Bilateral trade volume between Russia and Türkiye was U.S.$49.2 billion in 2025. The two countries also cooperate in other industries, including tourism, the construction industry and the ongoing construction of the Akkuyu Nuclear Power Plant, the first stage of which is expected to be commissioned in late 2026. Ukraine is also a strategic partner of Türkiye. Bilateral trade volume was approximately U.S.$6.6 billion in 2025. In addition, the two countries cooperate in the defense industry.

Support for Ukraine’s territorial integrity and sovereignty has been among the priorities of Turkish foreign policy since 2014. Türkiye does not recognize the illegal annexation of Crimea, Donetsk, Luhansk, Zaporizhzhia and Kherson and favors peaceful settlement of the current conflict in line with the Minsk agreements and with the territorial integrity of Ukraine.

Because of the close relationship with, and Türkiye’s geographic proximity to, both countries, the current hostilities between Russia and Ukraine may have an adverse effect on the Republic’s political, economic and financial position, especially if Türkiye were to be obliged to source its energy needs elsewhere; if its tourism, construction or other industries that rely on business from Russia were to experience material declines in demand for their services from Russia or Russians; if the sanctions and export controls imposed by the United States, the European Union and other countries were to restrict or impede business cooperation between Russia and Türkiye or Türkiye’s import of oil and natural gas from Russia; or if counterresponses by the government of Russia were to impact its relationship with Türkiye.

In addition, Türkiye is a member of NATO, which has denounced Russia’s military activities in Ukraine. Russia has, in response, placed its strategic nuclear forces on a higher state of readiness than previously and has increased the size of its armed forces since hostilities began. Any armed confrontation between the armed forces of a NATO member country and the armed forces of Russia, in Ukraine or elsewhere, could pose significant risks to the Republic given its membership in NATO and its geographic proximity to both Ukraine and Russia.

Since February 2025, leaders and representatives of certain NATO countries, including the United States, have held a series of bilateral discussions among themselves and with the President of Ukraine and, in the case of the United States, with Russia, with the aim of resolving the conflict. There is significant uncertainty with regard to the outcome and impact of further negotiations. If NATO member states pursue or promote conflicting objectives and policies, policies adopted by the Republic may conflict with the positions of one or more NATO members, including the United States. There can be no assurance that the outcome of the negotiations will not have negative impacts on the Republic or that its relationships with NATO members will be unimpacted.

If any of the risks discussed above were to materialize, it may affect the ability of the Republic to perform its payment obligations under the notes. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations — NATO” and “Recent Developments and Summary — Foreign Policy and International Relations — Russia and Ukraine”.

Regional conflicts, terrorism and other similar circumstances or occurrences may have a negative effect on the Turkish economy.

As a result of economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on securities issued by the Republic, including the notes, is uncertain.

The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. These concerns in certain neighboring countries, such as Ukraine, Iran, Iraq, Georgia, Armenia and Syria, have been one of the potential risks associated with investment in securities issued by the Republic. Further, since December 2010, political instability has increased markedly in a number of countries in the Middle East and North Africa, such as Israel, Libya, Tunisia, Egypt, Syria, Jordan, Bahrain and Yemen.

Regime change in Syria has been the subject of significant international attention, and its impact is difficult to predict. In December 2024, an Islamist military and political party opposed to the Syrian government, Hayat Tahrir al-Sham (“HTS”), seized control of Syria from the prior ruler, Bashar al-Assad, who fled to Russia. As a result of the civil war in Syria, approximately four million Syrian refugees have fled to the Republic and it remains unclear whether they will return to Syria or if conditions in Syria will deteriorate. Relevant international parties and representatives of the new Syrian government continue to hold talks regarding the stabilization of Syria. Any failure related to the joint international efforts and/or any continuation or escalation of political instability or international military intervention in Syria may act as a destabilizing factor for Türkiye. The high number of refugees within Türkiye’s borders and foreign intelligence agents infiltrating both refugee camps and local communities remain current threats. Unrest in other countries may affect the Republic’s relationships with its neighbors, have political implications in the Republic or otherwise have a negative impact on the Republic’s economy. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations”.

There have been reports of armed conflict between the new government in Syria and rival forces and other countries, such as Israel, have increased their military involvement in Syria and seized territory. Any continuation of the conflict in Syria and/or its further deterioration could have a material negative impact on the Turkish economy. Türkiye has regularly undertaken military operations in Syria in order to neutralize terrorist threats, and to ensure security and stability. These operations are based on the Republic’s right to self-defense under international law, as outlined in Article 51 of the UN Charter and the relevant UN Security Council resolutions 1373(2001), 1624(2005), 2170(2014) and 2178(2014) and have been carried out while respecting Syria’s territorial integrity. On October 21, 2025, The Turkish parliament extended the Turkish armed forces’

mandate to operate in Iraq and Syria until October 30, 2028. In January 2026, the Syrian Army and the Syrian Democratic Forces (SDF) reached a ceasefire following violence in northeastern Syria, aimed at halting hostilities and facilitating discussions on security arrangements, territorial control, and detainee transfers. On January 30, 2026, the Syrian government and Kurdish forces declared a ceasefire deal that sets out a phased integration of Kurdish fighters into the state. On August 25, 2026, the SDF announced that it would be dissolved, and its leader Ferhat Abdi Şahin was appointed as an adviser to Syrian President Ahmed al-Sharaa.

Terrorist incidents, including the terrorist attack in İstanbul on November 13, 2022, in which six people were killed and 81 others were injured, and the terrorist attack in Ankara on October 23, 2024, in which five people were killed and 22 others were injured, have contributed to a significant reduction in levels of tourism and tourism receipts in the Republic in the periods in which they occurred. If additional attacks occur in the future, the Republic’s capital markets, levels of tourism in the Republic and foreign investment in the Republic, among other things, may suffer, or may suffer further.

On May 12, 2025, the PKK announced that it decided to lay down its arms and disband. The disarmament process is ongoing and there can be no assurance of a peaceful resolution of the conflict. On October 26 2025, the PKK declared that its armed elements within Türkiye’s borders are in the process of withdrawing to Iraq. On August 10, 2026, the Grand National Assembly of Türkiye passed the Bill on Strengthening National Solidarity and Social Cohesion, which sets out procedures for suspending investigations, prosecutions, convictions and related proceedings after authorities determine that the PKK/KCK terrorist organizations and affiliated groups have ended their activities and surrendered their weapons.

There has been an increase in tension between Israel and Palestine starting on October 7, 2023. In the press release issued on the same day, the Ministry of Foreign Affairs of the Republic of Türkiye stated that Türkiye attaches high importance to the restoration of calm in the region as soon as possible, and strongly condemned the loss of civilian lives. It also stated that Türkiye is always ready to contribute to the best of its ability to ensure that these developments can be taken under control before they escalate further and spread to a wider area. Israel subsequently indicated that it is reassessing its diplomatic relations with the Republic of Türkiye. On November 4, 2023, Türkiye announced that it had recalled its ambassador to Tel Aviv for consultations, in view of the unfolding humanitarian tragedy in Gaza caused by the continuing attacks by Israel against civilians, and Israel’s refusal of calls for a ceasefire and continuous and unhindered flow of humanitarian aid. On April 9, 2024, Türkiye restricted exports of a wide range of products to Israel until a ceasefire is declared in Gaza. On January 15, 2025, Israel and Hamas agreed to a ceasefire in Gaza and a hostage release deal, which took effect on January 19, 2025. Hostilities subsequently resumed, and Türkiye continued its efforts to reach a lasting ceasefire. On October 8, 2025, Israel and Hamas agreed to another ceasefire, which came into effect on October 10, 2025 and resulted in an exchange of all remaining living Israeli hostages by Hamas and hundreds of Palestinians held in Israeli prisons. Negotiations regarding an enduring resolution to the conflict are ongoing.

On August 29, 2025, Türkiye’s parliament adopted a parliamentary motion condemning Israel’s expanded occupation in Gaza and its genocide against the Palestinian people. On August 29, 2025, speaking at an extraordinary session of the Turkish parliament on Gaza, Turkish Foreign Minister Hakan Fidan said that Türkiye had cut off all trade with Israel, closed its airspace to Israeli aircraft, and does not allow Turkish ships to go to Israeli ports.

At the Doha Forum in Qatar on December 6, 2025, Turkish Foreign Minister Hakan Fidan stated that Türkiye is ready to “do whatever it takes” to contribute to ongoing Gaza peace efforts, including participation in an International Stabilization Force in the Gaza Strip. On December 19, 2025, the United States, Türkiye, Egypt, and Qatar held a meeting in Miami to discuss the parameters for moving to the second phase of the Gaza Peace Plan. On January 16, 2026, US President Donald Trump, as the founding chair of the Board of Peace for Gaza, invited Turkish President Recep Tayyip Erdoğan to join the board. On January 22, 2026, Turkish Foreign Minister Hakan Fidan attended the signing ceremony of the Board of Peace Charter for Gaza in Davos, Switzerland on behalf of President Erdoğan. On March 6, 2026, Turkish President Recep Tayyip Erdoğan warned that Israel is seeking to completely sabotage the path to a two-state solution by taking advantage of the global community’s attention shifting away from Gaza. On August 12, 2026, Turkish President Recep Tayyip Erdogan met his Palestinian counterpart Mahmoud Abbas in Ankara. President Erdogan said that supporting Palestine is a shared responsibility of all humanity, particularly the Muslim world.

On August 7, 2026, Turkish Foreign Minister Hakan Fidan said that the Mecca Defence Agreement between Türkiye, Saudi Arabia and Pakistan has launched a process to establish a new security and cooperation architecture in the region.

Regional conflicts, terrorist attacks and the threat of future terrorism have had and could continue to have a material adverse effect on Türkiye’s capital markets, the level of tourism, foreign investment, exports and other elements of the Turkish economy. The escalation of political instability in the Middle East could also be a destabilizing factor for Türkiye and the region as a whole. The Republic’s drilling activities in the Eastern Mediterranean may lead to political reactions from the littoral states and other international bodies, such as the European Union, and adversely affect the Republic’s economic and financial indicators. In addition, any further possible regional issue to be emerged in the future may adversely affect the Republic’s economy if such issues lead to any conflict between the Republic and any relevant regional and international parties. Any further possible major conflicts to be emerged in the relations of the Republic with other countries, may also negatively affect the economic and financial indications. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations”.

The above circumstances could lead to outcomes that may have a material adverse effect on the Turkish economy.

Political unrest and changes to the Republic’s constitutional arrangements pose risks to the Republic’s economy and stability.

The Republic has from time to time experienced volatile political, economic and social conditions, including two financial crises in 1994 and 2000/2001 and a failed coup d’état attempt in July 2016. The Republic’s economy was also impacted by the 2008-2009 global financial crisis. If similar conditions recur or if the current global economic slowdown persists or worsens, this may adversely affect the Republic’s economy and financial condition.

The Turkish military establishment has also historically been an important factor in Turkish government and politics, interfering with civilian authority several times between 1960 and 2016. After the coup d’états in 1960 and 1980, the military withdrew after the election of a new civilian government and the introduction of changes to the legal and political systems. On July 15, 2016, a coup d’état was attempted in Türkiye against state institutions, including, but not limited to the Government, by a faction within the army that is linked to the terrorist group called Fethullah Terrorist Organization (“FETÖ”). The attempted coup failed and Turkish authorities continue to search for coup participants and others with alleged links to the FETÖ, and may detain, arrest, prosecute, fire or suspend more people. These actions have been the subject of criticism by the EU and others and may lead to strain in the Republic’s relationships with other countries.

The Republic had been a parliamentary democracy since its formation in 1923, during which period the Republic had sixty-six governments, until the implementation of the new executive presidential system in 2018. The executive presidential system concentrates significant power in the office of the President, including the ability to appoint and dismiss ministers, vice presidents, high level diplomats and public officers and allows the winner of a presidential election to assume control of the government.

On June 24, 2018, general and presidential elections were held to elect the first president and deputies, marking the beginning of the transition towards an executive presidential system. According to the official results announced by the Supreme Election Council on July 4, 2018, President Recep Tayyip Erdoğan won an absolute majority in the presidential election with 52.59% of the vote.

In the May 14, 2023 presidential and parliamentary elections, Recep Tayyip Erdoğan had 49.52%, Kemal Kılıçdaroğlu had 44.88% and Sinan Oğan had 5.17% of the votes. As no candidate received more than 50% of the valid votes to win directly, a second round of elections, between Recep Tayyip Erdoğan and Kemal Kılıçdaroğlu was held on May 28, 2023. On May 28, 2023, Recep Tayyip Erdoğan was re-elected as President by receiving 52.18% of the vote. Kemal Kılıçdaroğlu received 47.82% of the votes.

Both presidential and parliamentary elections are to be held every five-years on the same date. The next presidential and parliamentary elections are scheduled to be held on May 14, 2028. On March 8, 2024, President Recep Tayyip Erdoğan announced that he will not run for reelection when his term comes to an end in 2028.

On March 31, 2024, local elections in the Republic were held throughout the country’s 81 provinces. On May 7, 2024, the final results of the elections were published in the Official Gazette No.32539. According to the final results, while Republican People’s Party (CHP), Justice and Development Party (AKP), Peoples’ Equality and Democracy Party (DEM Party), Nationalist Action Party (MHP) and New Welfare Party (YRP) won 35, 24, 10, eight and two provincial municipalities respectively, İYİ Party and Great Unity Party (BBP) each won one provincial municipality. Furthermore, the main opposition party, CHP, won in the biggest Turkish cities such as İstanbul, İzmir, Bursa and the capital Ankara. In particular, the party’s candidates in Türkiye’s largest city İstanbul and capital Ankara, Ekrem İmamoğlu and Mansur Yavaş were re-elected.

Local elections in the Republic are held every five years. The next local election is scheduled to be held on March 25, 2029.

Any negative changes in the political environment of the Republic may affect the stability of the Turkish economy or its institutions. In addition, any instability in the Turkish economy and financial system may adversely affect the Republic’s credit quality.

On February 14, 2025, Republican People’s Party (CHP) issued a directive and calendar outlining CHP’s primary election for the party’s presidential candidacy. On March 18, 2025, İstanbul University revoked the diploma of Ekrem İmamoğlu on the grounds of nullity and clear error, which meant that Ekrem İmamoğlu lost one of the qualifications for official presidential candidacy pursuant to the Article 101/1 of the Constitution. On January 23, 2026, the Istanbul 5th Administrative Court unanimously dismissed the lawsuit filed by Ekrem İmamoğlu seeking the annulment of the decision cancelling his university degree.

On March 19, 2025, Ekrem İmamoğlu was detained on charges of establishing and leading a criminal organization, accepting bribe, extortion, unlawfully recording personal data, bid rigging and aiding an armed terrorist organization. On March 23, 2025, Ekrem İmamoğlu was arrested on the aforementioned charges, excluding the charge of aiding an armed terrorist organization. On March 23, 2025, The Ministry of the Interior subsequently announced that, pursuant to Article 127/4 of the Constitution, Ekrem İmamoğlu was suspended from his position as Mayor of İstanbul. On March 27, 2025, the CHP parliamentary group unanimously voted to nominate Ekrem İmamoğlu as the party’s candidate for the presidency, based on the results of the primary election held on March 23, 2025.

In response to Mr. İmamoğlu’s arrest, large protests have taken place in İstanbul and throughout Türkiye. On April 17, 2025, a mass trial involving 189 people began in İstanbul. Many of the defendants are accused of offenses related to participation in unauthorized demonstrations.

On April 6, 2025, Özgür Özel was re-elected as leader of the CHP during an extraordinary convention in Ankara.

Since March 23, 2025, several suspects, including a number of municipality mayors, have been arrested as part of the probe into various allegations against CHP municipalities.

On September 2, 2025, a Turkish court ordered the removal of the İstanbul provincial head of the main opposition CHP. On September 8, 2025 during the replacement of the court appointee there was a standoff between the police and opposition party supporters.

On October 27, 2025 a Turkish court issued a fresh arrest order for Istanbul’s jailed mayor Ekrem İmamoglu on suspicion of “political espionage”.

On February 15, 2025, the former Hatay Metropolitan Municipality Mayor Lütfü Savaş and other former CHP delegates filed a lawsuit, which alleged irregularities in the 2023 CHP congress and demanded the annulment of the vote, the removal of CHP leader Özgür Özel’s administration and reinstatement of former chair Kemal Kılıçdaroğlu. On September 21, 2025, the CHP held an extraordinary congress, during which Özgür Özel and his administration were re-elected, after a court-appointed trustee had briefly taken charge of the party’s Istanbul branch. On October 24, 2025, the Ankara 42nd Civil Court of First Instance rejected the lawsuit demanding the annulment of the CHP congress held in 2023, allowing the current party leadership to remain in place. The court dismissed the case in its hearing, citing “absence of active hostility” and “loss of subject matter” as grounds for the decision. The ruling was subsequently appealed. On May 21, 2026, The 36th Civil Chamber of the Ankara Regional Court of Justice (Court of Appeal), which reviewed the file, overturned the ruling of the Ankara 42nd Civil Court of First Instance. The Court of Appeal also ordered the cautionary suspension of Özgür Özel and the party administration from office, decreeing that Kemal Kılıçdaroğlu, along with the pre-convention Party Assembly and High Disciplinary Board members will take over until the ruling is finalized.

On July 24, 2026, 91 members of parliament resigned from the CHP and established a new party named YENİ Party; subsequently, Özgür Özel was elected as its leader at the party’s first founding members meeting.

Any negative changes in the political environment of the Republic may affect the stability of the Turkish economy or its institutions. In addition, any instability in the Turkish economy and financial system may adversely affect the Republic’s credit quality.

Furthermore, the failure of the Turkish Government to implement its proposed economic and financial policies, including those set forth in the Republic’s Economic Reform Agenda and the 2027-2029 Medium Term Program, may also adversely affect the Turkish economy and the Republic’s credit quality. For additional information, see “Recent Developments and Summary”.

The Republic may not be able to refinance its domestic and international debt.

The Republic has sizeable amounts of domestic and international debt and its domestic debt has a relatively short maturity structure. Central government gross domestic debt stock was approximately TL 9,244,118 million and central government gross external debt stock was approximately U.S.$131,174 million as of the end of July 2026.

Furthermore, the Credit Guarantee Fund, which acts as a guarantor for small and medium-sized enterprises (“SMEs”) and non-SME enterprises that cannot get a loan due to insufficient collateral, has commenced several guarantee programs since its establishment. As of September 4, 2026, while the Credit Guarantee Fund has collateral volume of TL 903,300 million, the volume of the loans extended with guarantee is TL 1,076,200 million.

The Government offers a deposit scheme called the “Foreign Exchange-Protected Turkish Lira Deposit Account” (the “FX-Protected Accounts”) for the benefit of individuals and entities resident in Türkiye and Turkish citizens in other countries. The FX-Protected Accounts are intended to encourage savers to keep their deposits in Turkish Lira and offer interest rates plus exchange rate guarantees for certain determined maturities and compensate savers for any losses arising from adverse changes in foreign exchange rates during the maturity of the deposit. Since January 2025 the Government has begun tightening the eligibility to open FX-Protected

Accounts and their scope. On August 23, 2025, the CBRT announced that it decided to terminate the opening and renewal of FX-Protected Accounts (excluding YUVAM accounts for entities and natural persons residing outside of Türkiye). According to the decision, accounts opened prior to this date would remain valid until their maturity, following which the relevant Communiqués would be repealed. The CBRT also stated that with the termination of FX-Protected Accounts, the total target for FX-Protected Accounts’ transition to TL and renewals has been abolished. As of August 21, 2026, the total volume held in FX-Protected Accounts dropped to zero. For additional information, see “Recent Developments and Summary — Economic Developments” and “Recent Developments and Summary — Monetary Policy”.

Any deterioration in financing conditions as a result of market, economic or political factors, which may be outside the Republic’s control, may jeopardize the ability of the Republic to refinance its debt in a timely manner.

Increases in inflation may adversely affect Türkiye’s economy.

In July 2026, the Republic’s annual CPI and domestic PPI increased by 31.75% and 27.83%, respectively, as compared with the same month of the previous year. During the same month, the CPI and domestic PPI increased by 1.78% and 1.52% respectively, compared with the previous month.

In August 2026, the Republic’s annual CPI and domestic PPI increased by 31.51% and 27.95%, respectively, as compared with the same month of the previous year. During the same month, the CPI and domestic PPI increased by 1.84% and 2.57% respectively, compared with the previous month.

In the most recent Central Bank Monetary Policy Committee (“Monetary Policy Committee”) meeting on September 10, 2026, the Committee decided to keep the policy rate (the one-week repo auction rate) at 37%. The Committee also maintained the Central Bank overnight lending rate and the overnight borrowing rate at 40.0% and 35.5% respectively. The Committee stated that despite monthly fluctuations, recent inflation figures and leading indicators suggest that the underlying trend of inflation is decelerating. Data on economic activity, as well as the limited pass-through of supply shocks to domestic prices, confirm the weakness in domestic demand. On the other hand, elevated energy prices amid geopolitical developments pose an upward risk to the inflation outlook. The Committee also stated that the impact of geopolitical developments on the inflation outlook through the cost channel, economic activity and expectations is closely monitored.

The tight monetary policy stance, which will be maintained until price stability is achieved, will strengthen the disinflation process through demand, exchange rate, and expectation channels. The Committee will determine the policy rate by taking into account realized and expected inflation and its underlying trend in a way to ensure the tightness required by the projected disinflation path in line with the interim targets. Monetary policy decisions are made prudently on a meeting-by-meeting basis on the inflation outlook. In case of a significant and persistent deterioration in the inflation outlook, monetary policy stance will be tightened. The Committee reiterated that it remains highly attentive to upside risks on inflation. The next meeting of the Committee is scheduled for October 22, 2026.

On February 12, 2026, the CBRT released the first Inflation Report of 2026. In this report, the Central Bank stated that inflation was projected to be between 15% and 21% at the end of 2026 and between 6% and 12% at the end of 2027.

On May 14, 2026, the CBRT released the second Inflation Report of 2026. In this report, the Central Bank stated that the year-end inflation forecasts for 2026 and 2027 are 26% and 15%, respectively. Inflation is projected to decline to 9% in 2028 before stabilizing at the medium-term inflation target of 5%.

On August 13, 2026, the CBRT released the third Inflation Report of 2026. In this report, the Central Bank stated that the year-end inflation forecasts for 2026 and 2027 are 28% and 15%, respectively. Inflation is projected to decline to 9% in 2028 before stabilizing at the medium-term inflation target of 5%.

There can be no assurance that inflation will not increase further in the future. In particular, strong domestic demand and/or an increase in global or regional economic activity that influences the prices of oil and other commodities and external demand could cause an increase in inflation. Increases in unprocessed food prices and adjustments in tobacco prices, which have contributed to recent increases in inflation, may increase inflation again in the future. In particular, the current hostilities between Russia and Ukraine, between the U.S., Israel and Iran, and the resulting near-total closure of the Strait of Hormuz, have exacerbated inflationary pressures in the global economy given the importance of these regions in the production and supply of key commodities, such as oil, natural gas and wheat. Increases in employment and wage developments, as well as adjustments to administered prices and taxes, could also contribute to increases in inflation. In addition, the exchange rate pass-through effect has had, and in the future may have, a negative impact on the price of imports, contributing to inflation. A significant increase in inflation may cause the Republic to take action that could inhibit the Republic’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Measures to combat inflation and speculation about possible additional actions to combat inflation may lead to economic uncertainty. Any of these factors could adversely impact the Republic and its economy.

Increases in the Republic’s current account deficit may be difficult to finance.

Türkiye’s current account deficit (the “CAD”) has increased significantly in recent years, owing in part to increased imports and energy costs. The Republic’s CAD for 2025, 2024, 2023 and 2022 was approximately U.S.$30.17 billion (1.9% of GDP), U.S.$10.07 billion (0.8% of GDP), U.S.$39.88 billion (3.5% of GDP) and U.S.$46.28 billion (5.1% of GDP), respectively. The Republic’s 12 month rolling CAD as of July 2026 was U.S.$40.706 billion.

In July 2026, current account recorded a net surplus of U.S.$36 million, compared to a net surplus of U.S.$1.762 billion in July 2025. In July 2026, gold and energy excluded, Türkiye’s current account indicated net surplus of U.S.$4.972 billion.

According to Medium Term Program covering the period 2027-2029, current account deficit is projected to be U.S.$47.5 billion for 2026, U.S.$38.5 billion for 2027, U.S.$37 billion for 2028 and U.S.$35.5 billion for 2029.

Financing the CAD might be difficult in the event of a global liquidity crisis and/or declining interest of foreign investors in Türkiye. A widening CAD may result in an increase in the levels of borrowing by the Republic, a decline in the Central Bank’s reserves to finance the CAD and/or depreciation of the Turkish Lira. A widening CAD may also affect the capacity of the Republic’s economy to generate foreign currency assets sufficient to cover liabilities arising from external debt. Any of these events could have a material adverse effect on the financial and economic condition of the Republic.

Risks associated with the foreign exchange rate of the Republic’s currency.

The depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might adversely affect the financial condition of the Republic, such as through potential unhedged foreign currency positions of Turkish banks and the deterioration of bank asset quality.

The Turkish corporate sector may also be susceptible to additional foreign exchange risk because a large volume of corporate loans is denominated in foreign currencies, resulting in additional risk if the Turkish Lira depreciates. Turkish corporate borrowers may not have sufficient foreign currency reserves or adequate hedging, particularly if Turkish Lira depreciation is compounded by macroeconomic factors that particularly impact certain sectors or clients (such as the potential combined impact of Turkish Lira depreciation and adverse fluctuations in global oil prices in the energy sector).

An exchange rate shock could have negative implications for the Turkish banking sector, the main lenders of corporate debt, as well as the credit quality of Turkish corporate entities. Accordingly, the Republic’s economy faces risks associated with the refinancing of private sector external debt, which constituted 58.99% of the Republic’s gross external debt as of the end of the second quarter of 2026, which risks are exacerbated by Turkish Lira depreciation. See “Recent Developments and Summary — Debt”.

In addition, depreciation of the Turkish Lira may increase the price of imported goods, which may increase the trade deficit and the CAD. Any significant depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the Turkish Lira, including the amounts due under the notes. From time to time, the Turkish Lira may be subject to increased volatility. For more information, see “Recent Developments and Summary — Foreign Policy and International Relations — United States”.

Furthermore, after keeping the policy rate (one-week repo auction rate) constant at 14% for several consecutive periods from December 2021 to July 2022, the Central Bank has made significant adjustments to the policy rate (one-week repo auction rate) over recent years. On September 10, 2026, the Committee decided to keep the policy rate (the one-week repo auction rate) at 37%. As of September 17, 2026, the Central Bank’s policy rate was 37% and the exchange rate was TL 48.5873 per U.S. Dollar, compared to TL 42.8457 per U.S. Dollar as of December 31, 2025, representing a 13.4% depreciation in the strength of the Turkish Lira against the U.S. Dollar over such period. For additional information, please see “—Increases in inflation may adversely affect Türkiye’s economy”.

Risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings.

The Republic commenced negotiations on its accession to the EU on October 3, 2005 and expects to join the EU at some point in the future. The EU decided in 2006 to suspend negotiations in eight out of 35 parts, or “chapters”, and not to “close” the other 27 chapters, of the Republic’s accession negotiations because of the Republic’s restrictions with respect to the Greek Cypriot Administration. Moreover, during the EU General Affairs Council meeting of December 8, 2009, Greek Cypriots declared that “normalization” of relations is a precondition for progress in 6 chapters. As a result, 14 chapters have been blocked. Delays or other adverse developments in the Republic’s accession to the EU may have a negative effect on the Republic’s economic performance and credit ratings. On November 24, 2016, the European Parliament passed a non-binding resolution to suspend talks with Türkiye. The EU Foreign Ministers rejected the call by the European Parliament to freeze the accession process of Türkiye on December 13, 2016.

On April 25, 2017, the Parliamentary Assembly of the Council of Europe decided to reopen a political monitoring process against Türkiye. On March 13, 2019, the European Parliament again called EU governments and the European Commission, to suspend membership negotiations with Türkiye. The European Parliament rejected floor amendments which sought to terminate or formally end the membership negotiation process instead advocating for its suspension. On March 15, 2019, the 54th Meeting of the Türkiye-EU Association Council, the highest decision-making body established by the Ankara Agreement, was held in Brussels after an interval of almost four years. On November 4, 2025, the European Commission published its 2025 country report on Türkiye (the “2025 EC Report”). The 2025 EC Report repeated criticisms of Türkiye from previous years’ reports on issues such as democracy, fundamental rights, and the judiciary. The 2025 EC Report stated that Türkiye remained a key partner for the European Union and a candidate country and confirmed that Türkiye made significant progress in aligning and harmonizing with various EU acquis standards, and that Türkiye made some progress in aligning and harmonizing with the EU acquis standards in other areas. On the economic side, Türkiye remained the EU’s fifth largest trading partner in 2024, with trade reaching a record high of over €210 billion.

On April 20, 2026, European Commission President Ursula von der Leyen said that the EU must succeed in completing the European continent so that it does not fall under Russian, Turkish or Chinese influence. On April 24, 2026, Turkish Foreign Minister Hakan Fidan called the comments unfortunate, adding that necessary communication was established and the issue has been resolved. On May 11, 2026, Turkish President Recep Tayyip Erdoğan said that recent regional developments have once again highlighted the geopolitical importance of Türkiye-European Union relations, stressing that updating the Customs Union in line with current conditions is a key area necessitating swift progress on the path toward Türkiye’s full EU membership. On July 8, 2026, Turkish President Recep Tayyip Erdoğan stressed that even as European allies assume greater responsibility for the continent’s defense, they should avoid policies that could weaken NATO’s unity or transatlantic ties.

The Republic’s accession depends on a number of economic and political factors relating to both the Republic and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed.

Risks associated with significant seismic events.

A significant portion of Türkiye’s population and most of its economic resources are located in a first-degree earthquake risk zone and Türkiye has experienced a large number of earthquakes in recent years, some quite significant in magnitude. On September 26, 2019, an earthquake with a magnitude of 5.8 occurred in the Sea of Marmara, damaging a few buildings in İstanbul. On January 24, 2020, an earthquake with a magnitude of 6.8 occurred in Elazig, causing the deaths of 41 people and injuring 1,607 people. On October 30, 2020, an earthquake with a magnitude of 6.6 occurred in İzmir, causing the deaths of 114 people and injuring 1,035 people. On February 6, 2023, magnitude 7.7 and 7.6 earthquakes occurred in Kahramanmaraş, province. They affected more than 13 million people across 11 provinces, including Adana, Adıyaman, Diyarbakır, Gaziantep, Hatay, Kilis, Malatya, Osmaniye, Şanlıurfa, and Elazığ. Several countries in the region, including Syria and Lebanon, also felt the strong tremors that struck Türkiye in the space of less than 10 hours. On February 20, 2023, an earthquake with a magnitude of 6.4 occurred in the Defne district of Hatay, which was followed by 90 aftershocks, the largest of which was magnitude 5.8. The Disaster and Emergency Management Presidency stated that 50,096 people were killed by these earthquakes, as of March 20, 2023. The Strategy and Budget of the Turkish Presidency, in its “Türkiye Earthquakes Recovery and Reconstruction Assessment”, released on March 6, 2023, preliminarily estimated that the total impact amounts to U.S.$103.6 billion, or the equivalent of 9% of Türkiye’s forecast GDP for 2023.

On January 15, 2024, Minister of Treasury and Finance Mehmet Şimşek stated that while expenditures for earthquake-related needs were estimated as TL 762 billion for 2023 initially, the year-end expenditure amount reached TL 950 billion, and the ratio of earthquake expenditures to GDP was 3.7%. The Strategy and Budget of the Turkish Presidency stated that TL 1 trillion 28.3 billion from the 2024 budget have been allocated for the rapid elimination of the damages caused by earthquakes and for the needs of citizens living in the earthquake zone. The Government has, among other things, established a Disaster Reconstruction Fund, which received its first tranche of financing, worth approximately U.S.$560 million, in October of 2025. In the event of future earthquakes, effects from the direct impact of such events could have a material adverse effect on the Republic’s economy. On April 23, 2025, an earthquake with a magnitude of 6.2 struck İstanbul’s Silivri district.

Certain pending arbitration proceedings could have an adverse effect on the Republic.

Several claimants have filed claims against the Republic ranging in amounts from U.S.$750 million to U.S.$19 billion before the International Centre for the Settlement of Investment Disputes or under the United Nations Commission on International Trade Arbitration Rules alleging either that: (a) they have been harmed because the takeover of banks by the Savings Deposit Insurance Fund indirectly impaired their investments in companies affiliated with these banks or their shareholders, without adequate compensation; or (b) they have been indirectly harmed because the Republic canceled certain contracts with companies in which they allege they held investments. While the Republic does not believe that such proceedings will in the aggregate have a material adverse impact on the Republic, the outcome of some of these arbitration proceedings is uncertain.

The Republic’s economy remains vulnerable to external shocks, such as those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments. Foreign direct equity investments in the Republic, in particular, are vulnerable to changes in investor appetite due to political uncertainty and the overall retrenchment from emerging markets.

The Republic’s economy also remains vulnerable to external shocks, including turmoil in the markets for sovereign and other debt, foreign currencies and equities. If there is a significant decline in the economic growth of any of the Republic’s major trading partners, such as the European Union, or any euro area member experiences difficulties issuing securities in the sovereign debt market or servicing existing debt or ceases to use the euro as its national currency, it could have a material adverse impact on the Republic’s balance of trade and adversely affect the Republic’s economic growth. The European Union, particularly Germany, is the Republic’s largest export market. A decline in demand for imports from any member of the European Union could have a material adverse effect on Turkish exports and the Republic’s economic growth. Furthermore, the Republic’s economy is vulnerable to external events that increase global risk aversion, which could include such events as U.S. Federal Reserve interest rate decisions.

Increases in U.S. or global interest rates may result in the reduction of external financing to Turkish banks and corporate entities, volatility in capital flows (including outflows), adverse fluctuations in currency markets, a suppression of demand and market volatility. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other countries, including emerging market countries. The Republic has been adversely affected by such contagion effects on a number of occasions, including following the two financial crises in 1994 and 2000/2001, the 2008/2009 global economic crisis and the COVID-19 related imbalances in the global economy. Possible volatility in the markets stemming from concerns over China’s economic growth may adversely affect economic growth in other emerging economies with close trade links with China. Although China is not a major trading partner of the Republic, no assurance can be given that these developments will not have a negative effect on the economic or financial conditions of the Republic. In addition, similar developments can be expected to affect the Turkish economy in the future.

There can be no assurance that any crises or external shocks such as those described above or similar events will not negatively affect investor confidence in emerging markets, the economies of the principal countries in Europe or the Republic. In addition, there can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.

Changes in other governments’ trade policies, including the imposition of tariffs, could have an adverse impact on the Republic.

The state of relationships between the United States and other countries with respect to trade policies, government relations and tariffs may have a negative impact on financial markets. The United States government has and continues to make significant changes in trade policy and has taken certain actions that impact global trade, including the imposition of tariffs. Over the course of 2025, the U.S. government has imposed sweeping tariffs of varying levels on the importation of goods from every country in the world, including the United States’ largest trading partners, such as Canada, Mexico, the European Union and China. Several countries have responded with counter tariffs or other trade restrictions. U.S. President Trump has also at times made statements warning the United States’ trading partners of further tariffs if they did not comply with his demands. As a result, tariff rates have varied significantly from country-to-country and from time-to-time during 2025 and may continue to do so for the foreseeable future. For example, on August 7, 2025, U.S. President Donald Trump’s new tariffs on more than 90 countries around the world came into effect. Accordingly, a 15% reciprocal tariff rate, increasing from the previous 10% baseline rate, was applied on Türkiye. Although on February 20 2026, the U.S. Supreme Court ruled in Learning Resources, Inc. v. Trump that the imposition of tariffs was not authorized by the statute the Trump administration had relied on, the Trump administration responded to the ruling by imposing a flat 15% import surcharge on most goods exported to the United States. The tariffs imposed by the United States, and any other similar adverse developments in global trade (including any retaliatory tariffs), may result in significant uncertainty in the global financial markets. The United States is one of the Republic’s largest trading partners (behind, in terms of exports, Germany and the United Kingdom), accounting for 6.0% of Turkish exports and 4.9% of Turkish imports in the year ended December 31, 2025. There can be no assurance that new or increased tariffs will not be introduced that may negatively impact the Republic or any of its trading partners, whether directly or indirectly.

Investing in securities involving emerging markets generally involves a higher degree of risk.

Investors in emerging markets, such as Türkiye, should be aware that these markets are subject to greater risk than more developed markets, including in some cases significant legal, economic and political risks. Investors should also note that emerging economies, such as the Turkish economy, are subject to rapid change and that the information set out herein may become outdated relatively quickly. Accordingly, investors should exercise particular care in evaluating the risks involved and must decide for themselves whether, in the light of those risks, their investment is appropriate. Generally, investment in emerging markets is suitable only for sophisticated investors who fully appreciate the significance of the risks involved.

In addition, market participants in countries in emerging markets, including Türkiye, may be particularly susceptible to disruptions in the capital markets and the resulting reductions in the availability of credit or increases in financing costs, which could result in them experiencing financial difficulty and limit their ability to service their indebtedness, including the notes.

RECENT DEVELOPMENTS AND SUMMARY

The information included in this section supplements the information about the Republic contained in the Republic’s Annual Report for 2025 on Form 18-K filed with the SEC on September 22, 2026, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2025, as amended from time to time, the information in this section supersedes and replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report for 2025.

GENERAL

In 2025, the Republic’s GDP increased by 3.7% compared to the previous year. In 2024, the Republic’s GDP increased by 3.5% compared to the previous year. In 2023, the Republic’s GDP increased by 4.5% compared to the previous year. See “ — Economic Developments” for more information.

The Republic’s GDP increased by 2.6% in the first quarter of 2026 compared with the same quarter of 2025. The Republic’s GDP increased by 2.3% in the second quarter of 2026 compared with the same quarter of 2025. See ” — Economic Developments” for more information.

The Republic’s presidential and parliamentary elections are held every five years on the same date. The next presidential and parliamentary elections are scheduled to be held on May 14, 2028.

POLITICAL CONDITIONS

The following table sets forth the composition of the Grand National Assembly of Türkiye by total number of seats as of September 14, 2026:

Number of Seats
Justice and Development Party (AKP)	280
YENİ Party	91
Peoples’ Equality and Democracy Party (DEM)	56
Nationalist Action Party (MHP)	46
Republican People’s Party (CHP)	44
İYİ Party	27
New Path Party (YYP)	20
Free Cause Party (HÜDA PAR)	4
New Welfare Party (YRP)	3
Turkish Workers Party (TİP)	3
Democratic Regions Party (DBP)	2
Labour Party (EMEP)	2
Felicity Party (SP)	1
Democratic Party (DP)	1
Democratic Left Party (DSP)	1
Independent	11

Total	592

Source: The Grand National Assembly of Türkiye

FOREIGN POLICY AND INTERNATIONAL RELATIONS

NATO

On July 7-8, 2026, the 36th NATO Heads of State and Government Summit took place in Ankara.

On July 8, 2026, Turkish President Recep Tayyip Erdoğan called for the removal of restrictions on defense cooperation among NATO allies. President Erdogan stressed that even as European allies assume greater responsibility for the continent’s defense, they should avoid policies that could weaken NATO’s unity or transatlantic ties. President Erdogan said that Türkiye has taken measures to raise the ratio of defense spending to 3.5% of GDP before 2030.

On July 8, 2026, Turkish Foreign Minister Hakan Fidan stressed that NATO members should focus not only on burden-sharing but also on building a shared ecosystem. Minister Fidan added that defense industry agreements within the bloc are of tremendous importance for the future of Turkish defense industry.

The United States

On July 7, 2026, U.S. President Donald Trump said that the United States will remove CAATSA sanctions on Türkiye, during a meeting with Turkish President Erdogan on the sidelines of NATO summit in Ankara. On the F-35 fighter jet program, Trump said he would consider restoring sales to Türkiye. President Trump expressed optimism that a settlement of Russia-Ukraine war is possible soon, highlighting that President Erdogan is currently assisting with mediation efforts between Moscow and Kyiv.

Canada

On July 7, 2026, Türkiye and Canada announced that they have formally launched negotiations on a free trade agreement aimed at deepening their economic partnership. The announcement came after Turkish President Recep Tayyip Erdogan and Canadian Prime Minister Mark Carney met on the sidelines of the NATO summit in Ankara on July 7.

The United Kingdom

On July 8, 2026, Turkish President Recep Tayyip Erdogan and then-British Prime Minister Keir Starmer signed a Security and Defense Partnership document between Türkiye and the United Kingdom during talks on the sidelines of the NATO summit in Ankara, while discussing bilateral relations as well as regional and global developments.

The EU

On April 20, 2026, European Commission President Ursula von der Leyen said that the EU must succeed in completing the European continent so that it does not fall under Russian, Turkish or Chinese influence. On April 24, 2026, Turkish Foreign Minister Hakan Fidan called the comments unfortunate, adding that necessary communication was established and the issue has been resolved. On May 4, 2026, Turkish President Recep Tayyip Erdoğan called on the EU to refrain from actions and rhetoric that could undermine Ankara’s constructive stance, adding that Brussels should praise it. The Turkish President noted that the EU’s “strategic myopia” toward Türkiye persists across many of the bloc’s institutions, and he urged the bloc to recognize that it cannot be a global actor or a center of attraction without Türkiye as a full member.

On May 9, 2026, Turkish President Recep Tayyip Erdoğan said that a European architecture that does not include Türkiye in its rightful place would remain incomplete and vulnerable in managing crises, in a message marking Europe Day. President Erdoğan noted that the EU’s founding principles, established 76 years ago, are now being tested by multiple global crises, including wars, political instability, and economic challenges. President Erdoğan also emphasized that Türkiye is committed to advancing its relations with the EU on a win-win basis based on mutual obligations and a full membership perspective, adding that Türkiye expects the bloc to show the same sincere will.

On May 11, 2026, Turkish President Recep Tayyip Erdoğan said that recent regional developments have once again highlighted the geopolitical importance of Türkiye-European Union relations, stressing that updating the Customs Union in line with current conditions is a key area necessitating swift progress on the path toward Türkiye’s full EU membership.

Russia and Ukraine

On April 22, 2026, Turkish President Recep Tayyip Erdoğan stated during a meeting with NATO Secretary-General Mark Rutte that Türkiye is making efforts to revive negotiations between Russia and Ukraine and bring together the leaders of the warring sides, and that Türkiye was working to end the Ukraine-Russia war through negotiations and reach lasting peace, just as it is trying with regards to Iran.

On July 14, 2026, the Ukrainian Parliament adopted the draft law approving the Free Trade Agreement (FTA), which was signed between Türkiye and Ukraine on February 3, 2022. On July 17, 2026, Turkish Foreign Minister Hakan Fidan described the free trade agreement as an important milestone that would create new opportunities for the business communities of both countries and elevate their economic partnership.

South Caucasus

On May 4, 2026, Türkiye’s Vice President Cevdet Yılmaz attended the European Political Community summit in Yerevan, becoming the highest-level Turkish official to visit Armenia since 2008. The two countries signed a memorandum of understanding to jointly restore the ancient Ani Bridge. The agreement was announced following a meeting between Vice President Yılmaz and Armenian Prime Minister Nikol Pashinyan on the sidelines of the summit. Vice President Yılmaz emphasized that progress is being made day by day in Azerbaijan-Armenia relations, adding that parallel efforts by Türkiye and Armenia are creating a new atmosphere in the South Caucasus. Vice President Yılmaz stressed that everyone living in the region will benefit as peace and normalization are achieved.

Palestine

On August 12, 2026, Turkish President Recep Tayyip Erdogan met his Palestinian counterpart Mahmoud Abbas in Ankara. In their joint news conference, President Erdogan said that supporting Palestine is a shared responsibility of all humanity. President Erdogan said Türkiye continues to advance the Palestinian cause on the basis of a two-state solution, in consultation with its Palestinian counterparts. President Erdogan also called for the necessary conditions to be established as soon as possible to launch the reconstruction and rebuilding process in Gaza and ensure security in the enclave.

Africa

On May 7, 2026, Türkiye and Algeria signed 13 agreements spanning trade, transportation, media, disaster management and industrial cooperation in the presence of Turkish President Recep Tayyip Erdoğan and Algerian President Abdelmadjid Tebboune, following the first meeting of the High-Level Strategic Cooperation Council in Ankara.

Antalya Diplomacy Forum

On April 19, 2026, Turkish Foreign Minister Hakan Fidan said that Antalya Diplomacy Forum brought together thousands of participants, including global leaders and served as a key platform for addressing major international crises. Minister Fidan noted that 23 heads of state and government, 13 deputy leaders, and 50 government ministers attended the event alongside representatives from 150 countries and 66 international organizations.

Migration Issues

The Republic is continuing its humanitarian efforts to provide shelter to those fleeing the conflict in Syria. As of September 10, 2026, 2,214,440 Syrians continue to reside in Türkiye pursuant to grants of temporary protection.

Mecca Joint Defence Agreement

On August 7, 2026, Türkiye, Saudi Arabia and Pakistan signed the Mecca Joint Defence Agreement in Mecca, Saudi Arabia. The agreement provides for mutual defense cooperation among the three countries and stipulates that an armed attack against any one of the parties shall be considered an armed attack against all three parties. Turkish officials stated that the agreement is defensive in nature and is not directed against any particular country.

On August 31, 2026, Turkish Foreign Minister Hakan Fidan said that the Mecca Defence Agreement has launched a process to establish a new security and cooperation architecture in the region. Minister Fidan said that the agreement allows other countries to join the alliance, but discussions would be needed with both prospective members and existing members on the conditions, procedures and standards for accession. Minister Fidan stressed that the alliance is not directed against any country and is open to all regional states that respect its core principles.

Shanghai Cooperation Organization

On August 31 – September 1, Turkish President Recep Tayyip Erdoğan joined the Shanghai Cooperation Organisation Summit in Bishkek, Kyrgyzstan.

On September 1, 2026, Turkish President Recep Tayyip Erdoğan stated Türkiye will strive to advance its cooperation with the Shanghai Cooperation Organization, which it see as a rising star, in every field during the SCO Plus meeting.

On September 7, 2026, Turkish President Recep Tayyip Erdoğan stated that Türkiye would continue developing its ties with the Shanghai Cooperation Organization, which he described as complementary to the UN. President Erdogan stressed that Türkiye is making efforts to advance cooperation with all countries through an approach that places Türkiye and Türkiye’s interests at the center of its foreign policy.

ECONOMIC DEVELOPMENTS

Nominal GDP was approximately TL 27,091 billion, TL 44,676 billion and TL 63,241 billion in 2023, 2024 and 2025, respectively.

The following table sets forth the percentage of GDP represented by type of economic activity (at current prices, expressed in percentages) for the periods indicated:

GDP by Type of Economic Activity* (in %)		2024 Q4	2025 Q1	2025 Q2	2025 Q3	2025 Q4	2026 Q1	2026 Q2
1.	A- Agriculture, forestry and fishing	5.2	2.4	3.8	8.8	4.7	2.6	4.2
2.	BCDE- Industry	19.3	18.8	18.6	17.4	18.1	18.0	18.6
3.	F- Construction	5.4	5.9	6.6	6.0	5.2	5.4	6.0
4.	GHI- Services	25.5	23.5	25.4	23.8	24.7	23.0	24.5
5.	J- Information and communication	2.9	2.4	2.6	2.5	3.0	2.5	2.7
6.	K- Financial and insurance activities	2.8	4.0	3.8	3.7	3.3	4.0	3.7
7.	L- Real estate activities	7.7	9.9	9.5	9.3	9.6	10.9	10.2
8.	MN- Professional, administrative and support service activities	6.1	5.4	5.5	4.8	6.1	5.3	5.4
9.	OPQ- Public administration, education, human health and social work activities	10.9	13.7	11.3	11.2	10.6	14.3	12.5
10.	RST- Other service activities	2.5	2.9	1.8	1.6	2.5	3.2	2.0
11.	Sectoral total	88.2	89.0	88.8	89.1	87.9	89.2	89.9
12.	Taxes-Subsidies	11.8	11.0	11.2	10.9	12.1	10.8	10.1
	Gross Domestic Product (Purchaser’s Price)	100.0	100.0	100.0	100.0	100.0	100.0	100.0

*	Based on the statistical classification of economic activities in the European Community, NACE Rev. 2

Source: TURKSTAT

The following table sets forth increases or decreases in GDP (in the chain linked volume index and expressed in percentages) for the periods indicated:

GDP growth rates	Q1	Q2	Q3	Q4
	(in %)
2021	8.0	22.4	8.2	10.4
2022	7.8	7.6	4.1	3.3
2023	4.0	4.6	6.5	4.9
2024	5.3	2.3	2.8	3.2
2025	2.5	4.7	3.8	3.4
2026	2.5	2.3

Source: TURKSTAT

In August 2026, the Republic’s monthly CPI increased by 1.84% and domestic PPI increased by 2.57% compared to the previous month. In August 2026, the Republic’s annual CPI and domestic PPI increased by 31.51% and 27.95%, respectively, as compared to the same month of the previous year.

On September 16, 2026, the Government offered an interest rate of 38.73% for its 1673-day TL denominated fixed coupon bond issuance compared to 37.63% for its 1764-day TL denominated fixed coupon Government Bond on September 10, 2025.

The industrial production index decreased by 0.3% in July 2026 compared to the same month of the previous year.

In July 2026, the seasonally adjusted unemployment rate increased by 0.5 percentage points to 8.1% compared to the previous month. In July 2026, the seasonally adjusted employment rate decreased by 0.6 percentage points to 48.3% and the number of employed people decreased by 388,000 to 32,362 million compared to the previous month.

The following table indicates seasonally adjusted unemployment figures for the periods indicated:

2026	Unemployment Rate (%)	Unemployment (thousands)
January	8.1	2,830
February	8.4	2,961
March	8.1	2,858
April	8.1	2,854
May	8.1	2,856
June	7.6	2,688
July	8.1	2,860

Source: TURKSTAT

On September 6, 2026 the Medium-Term Program (MTP) for the period covering 2027-2029 was announced. The MTP outlines key economic targets for the upcoming years. According to the MTP, the Turkish government aims to increase GDP growth to 3.3% in 2026, 4.2% in 2027, 4.6% in 2028, and 5% in 2029. Inflation was expected to be 21% by the end of 2027, 13.5% in 2028, and 9% in 2029. The budget deficit is projected to be 3.5% of GDP in 2027 and 2.8% at the end of the program period. The unemployment rate was projected to be 8.1% at the end of 2026, with a target of 8.0% for 2027, 7.8% for 2028, and 7.6% for 2029.

TOURISM

In 2025, the number of foreign visitors visiting the Republic increased by 0.28% to 52,775,055 people compared to the previous year. In July 2026, the number of foreign visitors visiting the Republic decreased by 0.27% to 7,096,564 people compared to the same month in 2025. In the second quarter of 2026, tourism revenues decreased by 2.6% compared to the same period of 2025 and declined to U.S.$15,865,339,000. In 2025, tourism income increased by 6.8% compared to the previous year and reached U.S.$65,230,749,000.

EMPLOYMENT AND WAGES

In 2025, the total civilian employment was 32.566 million and the labor force participation rate was at 53.5%, which represented a 0.7 percentage point decrease compared to the previous year. In July 2026, the seasonally adjusted total civilian employment was 32.362 million and the seasonally adjusted labor force participation rate was at 52.5% with 0.4 percentage point decrease compared to the previous month.

As of August 2026, the total asset value of the Unemployment Insurance Fund amounted to approximately TL 851.139 billion.

As of August 2026, 71.82% of the Unemployment Insurance Fund was invested in bonds, and 27.75% of the assets was held in deposits.

As of August 2026, there were 400 pension funds offered to the public. As of June 30, 2026, the total net asset value of these funds increased to approximately TL 2.615 billion from approximately TL 1.715 billion in August 2025.

FOREIGN TRADE AND BALANCE OF PAYMENTS

In July 2026, the trade balance posted a deficit of U.S.$7.343 billion, with a 13.6% increase compared with July 2025. In July 2026, total goods imported (c.i.f.), including gold imports, increased by 5.1% compared with the same period in 2025, reaching U.S.$32.966 billion. In July 2026, the import of capital goods, which are used in the production of physical capital, decreased by 11.5% compared with the same period in 2025; the import of intermediate goods such as partly finished goods and raw materials, which are used in the production of other goods, increased by 11.8% compared with the same period in 2025; and the import of consumption goods decreased by 1.3% compared to the same period in 2025. In July 2026, total goods exported (f.o.b.), increased by 2.9% to U.S.$25.623 billion, as compared to approximately U.S.$24.909 billion during the same period of 2025. As of July 2026, 12 months rolling total exports (f.o.b.) were approximately U.S.$278.5 billion. Total exports (f.o.b.) and imports (c.i.f.) for 2025 amounted to U.S.$273.3 billion and U.S.$365.4 billion, respectively. According to provisional data, direct investment recorded net outflow of U.S.$514 million in July 2026. Specifically, non-residents recorded a net inflow of U.S.$1,154 million and residents’ external assets increased by U.S.$640 million. The following table summarizes the balance of payments of Türkiye for the period indicated:

July 2026*
(in millions of U.S. Dollars)
CURRENT ACCOUNT	36
Trade Balance	-5,579
Goods Exports	25,185
Goods Imports	30,764
Services	8,228
Primary Income	-2,557
Secondary Income	-56
CAPITAL ACCOUNT	-107
FINANCIAL ACCOUNT	549
Direct Investment: Net acquisition of financial assets	640

July 2026*
(in millions of U.S. Dollars)
Direct Investment: Net incurrence of liabilities	1,154
Portfolio Investment: Net acquisition of financial assets	2,770
Portfolio Investment: Net incurrence of liabilities	8,611
Other Investment: Net acquisition of financial assets	-446
Other Investment: Net incurrence of liabilities	7,202
RESERVE ASSETS	14,252
NET ERRORS AND OMISSIONS	620

*	Analytic Presentation

In June 2026, the volume of crude oil imports decreased by 9.07% to 2,657,324 tons compared to June 2025. In June 2026, natural gas imports decreased by 6.19% to 3,059.66 million cubic meters compared to 3,261.69 million cubic meters in June 2025. In June 2026, liquefied petroleum gas imports decreased by 8.40% to 265,447.70 tons compared to 289,790.68 tons in June 2025.

As of September 11, 2026, total gross international reserves were U.S.178,724 million. As of September 11, 2026, gold reserves were U.S.$110,280 million and the Central Bank gross foreign exchange reserves were U.S.$60,676 million as of September 11, 2026. As of September 11, 2026, the Central Bank reported contingent liabilities in foreign currency, including commercial banks’ reserve requirements held at the Central Bank decreased by 2.2% to U.S.$68,605 million. As of September 11, 2026, the Central Bank reported foreign currency loans, securities and deposits to be approximately U.S.$38,349 million.

As of September 11, 2026, the Central Bank held approximately TL 488.159 billion in public sector deposits.

MONETARY POLICY

On August 13, 2026, the CBRT released its third Inflation Report of 2026, revising the year-end 2026 forecast to 28%, with projections of 15% for 2027 and 9% for 2028.

On September 14, 2026, the Central Bank foreign exchange buying rate for U.S. Dollars was TL 48.5343 per U.S. Dollar. The following table displays the period-end foreign exchange buying rate of Turkish Lira per U.S. Dollar, euro, and Japanese Yen and against the U.S. Dollar-euro currency basket:

Period-End Exchange Rates	2025**
Turkish Lira per U.S. Dollar	35.7
Turkish Lira per euro	37.1
Turkish Lira per 100 Japanese Yen	23.0
Turkish Lira per Currency Basket*	36.45

*	The basket consists of U.S.$0.5 and €0.5.
**	As of December 31, 2025.

Source: Central Bank

In the most recent Monetary Policy Committee meeting on September 10, 2026, the Committee decided to keep the policy rate (the one-week repo auction rate) at 37%. The Committee also maintained the Central Bank overnight lending rate and the overnight borrowing rate at 40.0% and 35.5% respectively. The Committee stated that despite monthly fluctuations, recent inflation figures and leading indicators suggest that the underlying trend of inflation is decelerating. Data on economic activity as well as the limited pass-through of supply shocks to domestic prices confirm the weakness in domestic demand. On the other hand, elevated energy prices amid geopolitical developments pose an upward risk to the inflation outlook. The Committee also stated that the impact of geopolitical developments on the inflation outlook through the cost channel, economic activity and expectations is closely monitored.

The tight monetary policy stance, which will be maintained until price stability is achieved, will strengthen the disinflation process through demand, exchange rate, and expectation channels. The Committee will determine the policy rate by taking into account realized and expected inflation and its underlying trend in a way to ensure the tightness required by the projected disinflation path in line with the interim targets. Monetary policy decisions are made prudently on a meeting-by-meeting basis on the inflation outlook. In case of a significant and persistent deterioration in the inflation outlook, monetary policy stance will be tightened. The Committee reiterated that it remains highly attentive to upside risks on inflation. The next meeting of the Committee is scheduled for October 22, 2026.

As of September 4, 2026, the Central Bank’s international reserve level was approximately U.S.$184.2 billion.

BANKING SYSTEM

As of July 2026, the banking system in the Republic had a capital adequacy ratio of 16.61% and a relatively low non-performing loan ratio of 2.86%.

As of July 2026, the loan to deposit ratio and return on average assets of the banking sector were 92.51% and 1.50%, respectively.

PUBLIC FINANCE AND BUDGET

In August 2026, the Central Government consolidated budget expenditures were approximately TL 1,642.06 billion (compared to approximately TL 1,191.37 billion during the same month of 2025), the Central Government consolidated budget revenues were approximately TL 1,654.91 billion (compared to approximately TL 1,288.07 billion during the same month of 2025), the Central Government consolidated budget surplus was approximately TL 12.85 billion (compared to a surplus of approximately TL 96.71 billion during the same month of 2025), and the Central Government consolidated primary budget surplus was approximately TL 209.93 billion (compared to a surplus of approximately TL 276.44 billion during the same month of 2025).

The following table sets forth the details of the Central Government budget for the periods indicated:

	2023	2024	2025	2026 (August)
Budget Expenditures	6,588,016	10,780,614	14,634,607	1,642,058
1-Excluding Interest	5,913,401	9,510,159	12,580,225	1,444,981
Compensation of Employees	1,324,584	2,666,027	3,633,949	430,261
Social Security Contributions	185,783	332,217	454,402	54,206
Purchase of Goods and Services	453,895	747,046	1,069,751	110,451
Current Transfers	2,373,847	3,863,915	5,408,369	624,735
Capital Expenditures	544,011	944,083	1,343,606	129,637
Capital Transfers	858,256	640,357	360,136	55,017
Lending	173,025	316,513	310,013	40,676
2-Interest	674,615	1,270,455	2,054,382	197,076
Budget Revenues	5,207,566	8,672,832	12,835,477	1,654,910
1-General Budget Revenues	5,097,258	8,443,014	12,496,074	1,620,763
Taxes	4,501,109	7,305,279	11,049,467	1,473,311
Property Income	133,137	135,666	200,146	12,335
Grants and Aids and Special Revenues	24,987	165,866	117,248	5,398
Interest, Shares and Fines	413,162	792,085	1,079,884	127,766
Capital Revenues	17,507	32,390	45,068	1,928
Collections from Loans	7,356	11,727	4,261	26
2-Special Budget Institutions	85,135	185,839	272,714	27,999
3-Regularity & Supervisory Institutions	25,174	43,979	66,689	6,149
Budget Balance	-1,380,450	-2,107,782	-1,799,130	12,852
Balance Excluding Interest	-705,835	-837,327	255,252	209,929

Source: Ministry of Treasury and Finance (million TL)

According to the MTP covering the period 2027-2029, the primary surplus/GDP projections are 0.1% for 2027, 0.4% for 2028 and 0.6% for 2029.

PRIVATIZATION

As of September 15, 2026, the privatization implementations of Türkiye amounted to approximately U.S.$1.92 billion in 2025 and approximately U.S.$2.08 billion in 2026.

Total privatization proceeds realized by the Turkish Privatization Administration since 1986 amounted to approximately U.S.$75.60 billion as of September 15, 2026.

DEBT

As of August 2026, the average maturity of the Republic’s domestic cash borrowing was 30.8 months, as compared to 34.1 months as of August 2025. The average annual interest rate on domestic cash borrowing (including discounted treasury bills/government bonds) on a compounded basis was 33.85% as of August 2026, compared to 38.85% as of August 2025.

The total gross outstanding external debt of the Republic was approximately U.S.$538,956 million (at then-current exchange rates) at the end of the second quarter of 2026. The following table summarizes the gross external debt profile of the Republic (at period end):

Gross External Debt Profile (in millions of U.S. Dollars)	2025 Q1	2025 Q2	2025 Q3	2025 Q4	2026 Q1	2026 Q2
GROSS EXTERNAL DEBT	469,225	485,293	501,364	522,732	520,874	538,956
SHORT-TERM	169,033	170,389	166,738	167,462	166,586	170,722
Public Sector	38,641	37,588	36,780	38,343	36,392	37,364
Central Bank	30,165	29,335	27,752	24,965	24,252	23,094
Private Sector	100,227	103,466	102,206	104,154	105,942	110,264
LONG-TERM	300,192	314,904	334,626	355,270	354,288	368,234
Public Sector	138,259	139,906	151,061	159,913	155,218	160,546
Central Bank	0	0	0	0	0	0
Private Sector	161,933	174,998	183,565	195,357	199,070	207,688

Source: Ministry of Treasury and Finance

The Republic’s EU-defined general government gross debt to GDP ratio was 23.1% in the first quarter of 2026. The Republic also maintains a cash balance to cover its financing needs. As of September 11, 2026, the Republic’s cash account with CBRT was approximately TL 763 billion.

Since 2003, the Republic’s strategic benchmarking policy, together with high growth rates and prudent fiscal policies, has helped to mitigate the risk exposure of its debt portfolio. For 2026, the Republic’s primary pillars of borrowing strategies were:

•	To borrow mainly in TL;

•	To borrow in foreign currencies besides U.S. dollar, if possible, in international markets for market diversification;

•

To keep the share of debt maturing within 12 months and the share of debt stock with interest rate refixing period of less than 12 months at a certain level, by taking into account appropriate instrument and maturity composition to optimize interest payments; and

•	To keep a strong level of cash reserve in order to reduce the liquidity risk associated with cash and debt management.

The Republic prepares its domestic and external borrowing programs by factoring in these strategies. By implementing a strategic benchmarking policy, the sensitivity of Ministry of Treasury and Finance’s debt portfolio to risks associated with foreign exchange, interest rate and liquidity have been significantly reduced. The Republic has also strengthened its debt sustainability.

SUMMARY OF KEY ECONOMIC INDICATORS

The following table summarizes the key economic indicators of Türkiye for the periods indicated:

	2021	2022	2023	2024	2025		2026
Nominal GDP (in billions of TL)	7,434	15,326	27,091	44,676	63,241		36,967	*
Real GDP Growth (%)	11.8	5.4	5.0	3.5	3.7		2.3	*
Unemployment (%)	12.0	10.4	9.4	8.7	8.4		8.1	**
Consumer Price Index (%)	36.08	64.27	64.77	44.38	30.89		31.51	***
Domestic Producer Price Index (%)	79.89	97.72	44.22	28.52	27.67		27.95	***
Current Account Balance (in millions of U.S.$)	-7,068	-46,668	-41,821	-13,589	-30,130		-34,830	**
Central Government External Debt Stock (in millions of U.S.$)	109,732	113,716	119,609	121,790	128,308		131,174	**
Public Sector Borrowing Requirement/GDP (%)	2.54	2.38	5.62	5.8	3.5	†	3.1	†

*	Second quarter of 2026. Nominal GDP figures represent the cumulative nominal GDP for the first half of the year (Q1 + Q2).
**	As of July 2026. Unemployment data for July 2026 is seasonally adjusted.
***	As of August 2026.
†	Provisional.

Sources: TURKSTAT, Central Bank, Ministry of Treasury and Finance

From July 14, 2026 to September 14, 2026, the İstanbul Stock Exchange National 100 Index (“BIST 100”) increased by 1.48%. The BIST 100 experienced significant volatility between September 15-18, 2026, and the Capital Markets Board froze trading in funds run by seven asset managers and ordered 130 funds to be liquidated amidst suspected manipulation in certain thinly-traded stocks. 38 people have been referred to prosecutors in connection with this suspected market manipulation.

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to and will be subject to the fiscal agency agreement. The Republic has appointed a fiscal agent, registrar, paying agent, exchange agent and transfer agent in accordance with the fiscal agency agreement.

The following description and the description in the accompanying prospectus contain a summary of the material provisions of the notes and the fiscal agency agreement. The Republic has filed a copy of the fiscal agency agreement and the form of notes with the SEC and at the office of the fiscal agent in New York City.

General Terms of the Notes

The notes:

•	will be issued in an aggregate principal amount of .

•	will mature at par on .

•	will bear interest at % per annum from .

•

will pay interest semi-annually in arrears in equal installments, on the basis of a 360-day year, consisting of twelve 30-day months, on     and     of each year, commencing with on     , to be paid to the person in whose name the note is registered at the close of business on the preceding      or     .

•	the yield of the notes will be % per annum.

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•

upon issuance, will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.

The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. Dollar, euro or other monetary unit denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. Those provisions are described in the section entitled “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

Payments of Principal and Interest

The Republic will make payments of principal and interest on the notes in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the beneficial holders of the notes. The Republic expects that holders of the notes will be paid in accordance with the procedures of DTC and its direct and indirect participants.

Payment of Additional Amounts

In addition to the disclosure set forth under “Payment of Additional Amounts” on page 8 of the accompanying prospectus, with respect to any taxes of whatsoever nature imposed, levied, withheld, or assessed by or within Türkiye or any authority of or within Türkiye, Türkiye shall not pay any additional amounts to a holder who is able to avoid such Taxes by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the notes:

(a) the Republic fails to pay, when due, principal of (and premium, if any, on), or interest on, the notes and such failure continues for a period of 30 days; or

(b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the notes at the corporate trust office of the fiscal agent in New York City; or

(c) any other present or future External Indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than U.S.$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of External Indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) the Republic ceases to be a member of the IMF or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the IMF; or

(e) the Republic announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any notes.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding notes may, by notice to the fiscal agent, declare all the notes to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the

Republic has remedied the event or events of default prior to receiving the notice. The holders of 66 2⁄3% or more of the aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The Fiscal Agency Agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.

Paying Agents; Transfer Agents; Registrar

The Republic has initially appointed The Bank of New York Mellon as paying agent, exchange agent, transfer agent and registrar. The Republic may at any time appoint new paying agents, exchange agents, transfer agents and registrars. The Republic, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City or another office as designated by the fiscal agent.

The holder may transfer a note in definitive form when the note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a note, the registrar or transfer agent will issue a new note in definitive form to the transferee and a second note in respect of the balance of the note to the transferor.

Definitive Notes

The Republic will issue notes in definitive form only if the depository for the notes is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

Payments will be made on any definitive notes at the agency and trust office of the fiscal agent in New York City. You will not be charged a fee for the registration of transfers or exchanges of definitive notes. You may transfer any definitive registered note, according to the procedures in the Fiscal Agency Agreement, by presenting and surrendering it at the office of any transfer agent or registrar. The fiscal agent will exchange without charge definitive notes of the same series of authorized denominations of like tenor as the portion of the global note submitted for exchange.

The Republic will replace any mutilated, destroyed, stolen or lost note or coupon at your expense upon delivery to the fiscal agent of the note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.

Notices

Notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to its participants in accordance with its standard procedures.

If and for so long as the notes are listed on the ISM of the London Stock Exchange and the rules of the ISM so require, the Republic will undertake to publish notices to the holders of the notes on the website of the London Stock Exchange at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made. Neither the failure to give notice nor any defect in any notice given to any particular holder of a note shall affect the sufficiency of any notice with respect to other notes.

The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.

Further Issues of the Notes

From time to time, without the consent of holders of the notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). The Republic may also consolidate the additional debt securities to form a single series with the outstanding notes.

Amendments and Waivers

See “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” for discussion relating to amendments and waivers in the accompanying prospectus.

Governing Law and Consent to Service

The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Türkiye.

Purchase of Notes by the Republic

The Republic may at any time purchase any of the notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the notes alike. All notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information

1. The Republic has full power and authority to issue securities, such as the notes, outside Türkiye for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).

2. The Republic is applying to list the notes on the ISM of the London Stock Exchange in accordance with its rules. No assurance can be given by the Republic that such application will be approved, that such listing will be maintained, or that the Republic will not list the notes on a different exchange at a later date.

3. The notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg (CUSIP No.       ISIN No.     ). The address of DTC is 570 Washington Blvd., Jersey City, NJ 07310, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the notes.

5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Türkiye in connection with the issue and performance of the notes. The issue of the notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).

6. The address of the Republic is: Ministry of Treasury and Finance, Devlet Mahallesi, Dikmen, Caddesi, No: 12, 06420 Çankaya, Ankara, Türkiye. The telephone number is: +90 216 633 7469.

7. Save as disclosed on pages S-27 through S-37 of this prospectus supplement and in the Annual Report of the Republic on Form 18-K for the fiscal year ended December 31, 2025, as filed with the SEC on September 22, 2026, as amended from time to time (the “Annual Report for 2025”), since December 31, 2025, there have been no significant changes relating to public finance and trade.

8. Türkiye will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Türkiye. Türkiye’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

According to Article 82.1 of the Execution and Bankruptcy Law of Türkiye (Law No. 2004) published in The Official Gazette (No. 2128) on June 19, 1932, assets and properties of Türkiye are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Türkiye that is related to the service and administration of the debt securities. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

9. The information contained in the Annual Report for 2025, as amended from time to time, which contains the economic, financial and statistical information for fiscal years ended December 31, 2025, December 31, 2024, December 31, 2023, December 31, 2022, and December 31, 2021, shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus.

The information included in the ‘Recent Developments and Summary’ section of this prospectus supplement supplements the information contained in the Republic’s Annual Report for 2025, as amended from time to time. To the extent that the information in the ‘Recent Developments and Summary’ section is inconsistent with the information contained in the Annual Report for 2025, the information in the ‘Recent Developments and Summary’ section supersedes and replaces such information.

10. For the term of this prospectus supplement copies of the following documents may be inspected at the registered office of the paying agent and at https://www.sec.gov/cgi-bin/browse-edgar?company=republic+of+Turkey&owner=exclude&action=getcompany:

(a) the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years;

(b) the amendments to the latest available annual report of the Republic of the Form 18-K/A filed with the SEC; and

(c) copies of the following contractual documents: the Fiscal Agency Agreement, the Underwriting Agreement and the notes.

11. Save as disclosed on page S-25 of this prospectus supplement and in the Annual Report for 2025, as amended from time to time, the Republic has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Republic is aware) during the 12 months preceding the date of this prospectus supplement which may have, or have had in the recent past, significant effects on the financial position of the Republic.

12. The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the London Stock Exchange at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html

GLOBAL CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

According to DTC, the foregoing information about DTC has been provided to the Republic for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of notes through DTC, Euroclear and Clearstream Banking Luxembourg

The Republic will issue the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the fiscal agent generally will treat the registered holder of the notes, initially Cede & Co., as the absolute owner of the notes for all purposes. Once the Republic and the fiscal agent make payments to the appropriate clearing system, the Republic and the fiscal agent will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or

Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant’s account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a) borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b) borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION

United States

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a note. This discussion assumes that you are a beneficial owner of a note and that you (i) hold the note as a capital asset for U.S. federal income tax purposes (generally, an asset held for investment), (ii) purchased the note pursuant to this initial public offering and (iii) acquired the note at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), or persons holding the notes through partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a note as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a note may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

This discussion does not cover any U.S. state, U.S. local, non-U.S. or any other tax issues not expressly discussed herein, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Code, and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and decisions made by the U.S. Internal Revenue Service (the “IRS”) and judicial decisions interpreting the Code, all as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified at any time, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. Türkiye has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS or the courts will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

You should consult your own tax advisors concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership and disposition of a note.

Deemed Taxable Exchange

A change made to the terms of the notes pursuant to the collective action clauses may give rise to a deemed taxable exchange for U.S. federal income tax purposes upon which gain or loss would be realized if such change constitutes a “significant modification” (as defined in the Treasury Regulations). Such gain or loss would be measured by the difference between the principal amount (or fair market value in certain circumstances) of the note after the modification and the holder’s tax basis in such note before the modification. A deemed taxable exchange may also result in the “new” notes being treated as having been issued with original issue discount (“OID”) or premium, each discussed in more detail below. A modification of a note that is not a significant modification does not create a deemed taxable exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a note is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the note collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary supervision over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under applicable Treasury Regulations to be treated as a U.S. trust.

Payments of Interest. Payments or accruals of stated interest on a note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, if pre-issuance accrued interest is excluded from the issue price of a note (as discussed below under “— Pre-Issuance Accrued Interest”), the first payment of stated interest on a note will not be includable in your income to the extent that it reflects pre-issuance accrued interest (if any), but will instead reduce your adjusted tax basis in your note.

In addition to interest on the notes, you will be required to include any tax withheld from the interest payment as ordinary interest income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a note generally will constitute “foreign source income” and will be categorized as “passive” or another category of income depending on your circumstances. You should consult your own tax advisors about the possibility of claiming a foreign tax credit or deduction with respect to any tax withheld from payments on the notes.

Original Issue Discount. For U.S. federal income tax purposes, a note will be treated as issued with OID if the excess of the “stated redemption price at maturity” of the note over its “issue price” equals or exceeds the “de minimis” amount (generally, 0.25 of one percent of such note’s stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity equals the sum of all payments due under the notes, other than any payments of “qualified stated interest.” A “qualified stated interest” payment generally is a payment of stated interest that is unconditionally payable in cash or property, or that will be constructively received, at least annually during the entire term of the note. The issue price will generally equal the initial public offering price at which a substantial number of notes are issued in a given offering.

You must include in gross income amounts of non-de minimis OID as ordinary interest income on an accrual basis generally under a “constant yield to maturity” method described below (whether you are a cash or accrual basis taxpayer). Generally, OID must be included in income in advance of the receipt of cash representing such income.

The amount of OID on a note that you must include in income during a taxable year is the sum of the “daily portions” of OID for that note. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the notes at the beginning of the accrual period and its yield to maturity reduced by the sum of the payments of qualified stated interest on the note allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID note are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

You generally may make an irrevocable election to include in your income the entire return on an OID note (including payments of qualified stated interest) under the constant yield method applicable to OID.

For purposes of the “foreign tax credit” provisions of the Code, any OID accrued on a note and included in your income generally will constitute “foreign source income” and will be categorized as “passive” or another category of income depending on your circumstances.

Treatment of Premium. If you purchase a note for an amount that is greater than its stated redemption price at maturity (not taking into account pre-issuance accrued interest), you will be considered to have purchased the note with “amortizable bond premium” equal in amount to that excess. You generally may elect to amortize this premium over the term of the note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the qualified stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the note’s overall yield to maturity and (b) your purchase price for the note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the note and to all debt instruments acquired at a premium (other than debt instruments the interest on which is excludible from gross income) that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the consent of the IRS to a change.

If you do not make the election to amortize premium on a note and you hold the note to maturity, you will realize a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the note before maturity, the premium will be included in your “adjusted tax basis” in the note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the note.

Pre-Issuance Accrued Interest. If a note is issued with pre-issuance accrued interest, the Republic intends to treat the note, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the note, but will reduce your adjusted tax basis in the note by such amount.

Disposition of Notes. If you sell or otherwise dispose of a note, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the note. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the note, other than amounts that represent interest that is due to you but that has not yet been paid (which, except in the case of pre-issuance accrued interest, will be taxed to you as ordinary interest income). Your “adjusted tax basis” in the note will equal the amount that you paid for the note, increased by the amount of OID (if any) that you have included as income, and decreased (but not below zero) by any amortized premium (as described above), any amount attributable to pre-issuance accrued interest that you have received and by any cash payments of principal (if any) that you have received with respect to the note.

Gain or loss from the sale or other disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the note, you have held the note for more than one year. Long-term capital gains of non-corporate U.S. Holders may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the “foreign tax credit” provisions of the Code. Therefore, you may not be able to claim a credit for any Turkish taxes imposed upon a disposition of a note unless you have other income from non-U.S. sources and other requirements are met. You should consult your own tax advisors about the possibility of claiming a foreign tax credit or deduction with respect to any Turkish taxes imposed upon a disposition of a note.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between U.S.$125,000 and U.S.$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in the notes.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or U.S.$75,000 at any time during the taxable year, generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as securities held for investment and issued by non-U.S. persons (which may include the notes issued in certificated form) that are not held in accounts maintained by financial institutions. Failure to file information reports may subject you to penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. You should consult your own tax advisors regarding your obligation to file information reports with respect to the notes.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a note and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a note unless you are engaged in a trade or business in the United States and the interest on the note is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business (and in addition, if you are claiming benefits under an applicable income tax treaty, the interest is attributable to a permanent establishment or fixed base (in each case within the meaning of such treaty) in the United States) and the interest income is deemed to be “effectively connected” to that trade or business, you generally will be subject to U.S. federal income tax on that interest income in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Notes. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a note unless:

(1) that gain is treated for U.S. federal income tax purposes as “effectively connected” to any U.S. trade or business you are engaged in (and in addition, if you are claiming benefits under an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base (in each case within the meaning of such treaty) in the United States); or

(2) if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the note and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you recognize the capital gain or (ii) the capital gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder, as described above, and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. “branch profits tax” as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on such gain, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you generally are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a note generally will be treated in the same manner as payments of interest made to you, as described above under “— Non-U.S. Holders — Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you on a note if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Further, if you are a U.S. Holder, and unless you prove that you are exempt, backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; or (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns. If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements, but you may be required to comply with certification and identification procedures or otherwise establish your eligibility for an exemption.

If you are paid the proceeds of a sale or redemption of a note effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S.

office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Person (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a U.S. Person. As used herein, the term “U.S. Controlled Person” means a broker that is, for U.S. federal income tax purposes:

•	a U.S. Person;

•	a “controlled foreign corporation”;

•	a non-U.S. person 50% or more of whose gross income is “effectively connected” with a U.S. trade or business for a specified three-year period; or

•

a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

The Republic of Türkiye

Article 30 of the Corporation Tax Law of The Republic (Law No. 5520) (the “Corporation Tax Law”) (published in the Official Gazette dated June 21, 2006, No. 26205) requires a 15% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are legal entities resident outside the Republic. However, according to Article 30 of the Corporation Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14593) (the “Decree No. 2009/14593”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

Article 94 of the Income Tax Law of The Republic (Law No. 193) (the “Income Tax Law”) (published in the Official Gazette dated January 6, 1961, No. 10700) requires a 25% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are individuals resident outside the Republic. However, according to Article 94 of the Income Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14592) (the “Decree No. 2009/14592”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

There can be no assurance that such rates will continue to be 0%, but in the event of any increase in such rates, the Republic will be obliged to pay additional amounts as specified under “Payment of Additional Amounts” on page 8 of the accompanying prospectus.

It should be noted that, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the Notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the Notes are also exempt from Turkish stamp tax and, according to Section IV .24 of Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the Notes are also exempt from Turkish stamp tax.

As a result, Turkish law, as presently in effect, does not require deduction or withholding for or on account of taxes on payment of principal at maturity or on the redemption date or payment of interest to a holder of the Notes.

Residents of the Republic and persons otherwise subject to Turkish taxation and non-residents realizing gains from the sale or disposition of the Notes to Turkish residents (whether individuals or legal entities) and non-residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the Notes.

UNDERWRITING

The Republic and the underwriters have entered into an underwriting agreement, dated as of     , 2026 relating to the offering and sale of the notes. In the underwriting agreement, the Republic has agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from the Republic, the principal amount of notes that appears opposite the name of such underwriter in the table below:

BNP Paribas	$
Citigroup Global Markets Limited	$
ING Bank N.V.	$
J.P. Morgan Securities plc	$

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from the Republic, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. Subject to applicable allocation policies of the underwriters and preferences of the Republic of Türkiye, the underwriters may allot securities to their own accounts (including via the respective underwriters’ trading desks). If securities are sold, there is no requirement to announce any such sale. To the extent that any of the Underwriters is not an SEC-registered broker-dealer, it will conduct any sales to U.S. investors through an SEC-registered broker-dealer in accordance with Rule 15a-6 under the Exchange Act.

The underwriters have advised the Republic that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a selling concession of up to 0.070% of the principal amount. After the initial public offering, the underwriters may change the public offering price and any other selling terms. The underwriters have agreed to pay certain expenses of the Republic incurred in connection with the offering and expenses incurred in connection with certain investor meetings.

In the underwriting agreement, the Republic has agreed that it will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Application is being made to list the notes on the ISM of the London Stock Exchange. The ISM is not a UK regulated market for the purposes UK MiFIR. The ISM is a market designated for professional investors. Notes admitted to trading on the ISM are not admitted to the Official List of the FCA. The London Stock Exchange has not approved or verified the contents of this prospectus supplement. This prospectus supplement does not constitute a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of the domestic law of the UK by virtue of the EUWA (the “UK Prospectus Regulation”). This prospectus supplement has been prepared solely with regard to the Notes, which are: (i) not to be admitted to listing or trading on a UK regulated market for the purposes of UK MiFIR; and (ii) not to be offered to the public in the UK (other than pursuant to one or more of the exemptions set out in Article 1(4) of the UK Prospectus Regulation). This prospectus supplement has not been approved or reviewed by any regulator which is a competent authority under the UK Prospectus Regulation.

The underwriters have advised the Republic that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, the Republic cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Republic or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Republic or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with the Republic or its affiliates may hedge their credit exposure to the Republic or its affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of the Republic or its affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the underwriters (or affiliate of the underwriters) may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Delivery of the notes will be made against payment therefor on or about the   New York business day following the date of pricing the notes (such settlement being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+ , to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.

The notes are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

The address of BNP PARIBAS is 16, boulevard des Italiens, 75009 Paris, France. The address of Citigroup Global Markets Limited is Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom. The address of ING Bank N.V. is Bijlmerdreef 109, 1102 BW Amsterdam, The Netherlands. The address of J.P. Morgan Securities plc is 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom.

The underwriters have specifically agreed to act as follows in each of the following places:

Public Offer Selling Restrictions under the Prospectus Regulation: In relation to each Member State of the European Economic Area, each of the underwriters has represented and agreed that it has not made and will not make an offer of notes to the public in that Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that it may make an offer of such notes to the public in that Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the Joint Book Running Managers; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer shall require the Republic or any of the Joint Book Running Managers to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or to supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes and the expression Prospectus Regulation means Regulation (EU) 2017/1129.

MIFID II and UK MiFIR product governance / ECPs and Professional investors target market: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Selling Restrictions Addressing Additional United Kingdom Securities Laws: Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy: The offering of the notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that, save as set out below, it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in an offer to the public and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Accordingly, each of the of the underwriters has represented and agreed that it will not offer, sell or deliver any notes or distribute copies of this prospectus supplement and any other document relating to the notes in the Republic of Italy except:

(1) to “qualified investors”, as defined in Regulation (EU) 2017/1129 of 14 June 2017 (the “Prospectus Regulation”, as amended); or

(2) that it may offer, sell or deliver Notes or distribute copies of any prospectus relating to such Notes in an offer to the public in the period commencing on the date of publication of such prospectus, provided that such prospectus has been approved in another Relevant Member State and notified to CONSOB, all in accordance with the Prospectus Regulation, Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”), and ending on the date which is 12 months after the date of approval of such prospectus; or

(3) in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under the Prospectus Regulation, Decree No. 58 or Regulation No. 11971.

Any such offer, sale or delivery of the notes or distribution of copies of this prospectus supplement or any other document relating to the notes in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, Decree No. 58, CONSOB Regulation No. 20307 of 15 February 2018, as amended and any other applicable laws and regulations;

(b) in compliance with Article 129 of Legislative Decree No. 385 of 1 September 1993, as amended, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy and the relevant implementing guidelines of the Bank of Italy issued on 25 August 2015 (as amended on 10 August 2016 and 2 November 2020); and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the notes in the Republic of Italy, the Prospectus Regulation and Decree No. 58 may require compliance with the law relating to public offers of securities. Furthermore, Article 100-bis of Decree No. 58 provides that where the notes are placed solely with “qualified investors” and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and, in addition, to claim damages from any authorized person at whose premises the notes were purchased, unless an exemption provided for under the Prospectus Regulation or Decree No. 58 applies.

Canada: The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Singapore: Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Republic has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye. The validity of the notes will be passed upon for the Republic by Arnold & Porter Kaye Scholer LLP, New York, New York, special United States counsel for the Republic, and for the underwriters by Clifford Chance LLP, London, United Kingdom, counsel to the underwriters. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the Chief Legal Advisor and Director General of Trials, and for the underwriters by Pekin & Pekin, Istanbul, Türkiye. In rendering their opinions, Arnold & Porter Kaye Scholer LLP will rely as to all matters of Turkish law upon the Chief Legal Advisor and Director General of Trials and Clifford Chance LLP will rely as to all matters of Turkish law upon Pekin & Pekin.

DOCUMENTS INCORPORATED BY REFERENCE

Türkiye voluntarily files annual reports on Form 18-K with the U.S. Securities and Exchange Commission (“SEC”). These reports and any amendments to these reports include certain financial, statistical and other information about Türkiye and may be accompanied by exhibits. You may read and copy any document Türkiye files with the SEC at the SEC’s public reference room in Washington, D.C. Türkiye’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Türkiye to “incorporate by reference” the information Türkiye files with it. This means that Türkiye can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus supplement. The following documents are considered a part of and incorporated by reference in this prospectus supplement:

•	Turkiye’s Annual Report on Form 18-K for the year ended December 31, 2025 as filed with the SEC on September 22, 2026 (File Number 033-37817) (the “2025 Annual Report”); and

•	any amendments to the 2025 Annual Report on Form 18-K/A filed prior to the date of this prospectus supplement.

Türkiye also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus supplement. Each time Türkiye files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to or calling Türkiye’s Treasury and Financial Counselor at the following address and phone number:

Turkish Consulate General

Office of the Attaché for Treasury and Financial Affairs 821 First Avenue, 4th Floor

New York, N.Y. 10017

Attn: The Office of the Attaché for Treasury and Financial Affairs

(212) 351-7239

PROSPECTUS

THE REPUBLIC OF TURKEY

$13,691,614,352

Debt Securities

The Republic of Türkiye, which may be referred to herein as Turkey, Türkiye or the Republic, may offer up to $13,691,614,352 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

Türkiye may offer its debt securities from time to time in one or more offerings. Türkiye will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Türkiye’s external indebtedness issued prior to January 1, 2015, Türkiye may amend the payment provisions of the debt securities and other “reserved matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Türkiye may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Türkiye has not authorized anyone to provide you with different or additional information. Türkiye is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement accompanying this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is April 19, 2024

i

WHERE YOU CAN FIND MORE INFORMATION

Türkiye voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (“SEC”). These reports and any amendments to these reports include certain financial, statistical and other information about Türkiye and may be accompanied by exhibits. You may read and copy any document Türkiye files with the SEC at the SEC’s public reference room in Washington, D.C. Türkiye’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Türkiye to “incorporate by reference” the information Türkiye files with it. This means that Türkiye can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Türkiye incorporates by reference the following documents:

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Türkiye’s Annual Report on Form 18-K for the year ended December 31, 2022 (File Number 033-37817), filed on September  22, 2023, as amended by Amendment No. 1 to Türkiye’s Annual Report on Form 18-K/A, filed on February 15, 2024, Amendment No. 2 to Türkiye’s Annual Report on Form 18-K/A, filed on March 21, 2024, and Amendment No. 3 to Türkiye’s Annual Report on Form 18-K/A, filed on March 29, 2024.

•	any amendments to Türkiye’s Annual Report on Form 18-K for the year ended December 31, 2022 filed prior to the date of this prospectus (File Number 033-37817).

Türkiye also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Türkiye files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to or calling Türkiye’s Treasury and Financial Counselor at the following address and phone number:

Turkish Consulate General

Office of the Attaché for Treasury and Financial Affairs

821 First Avenue, 4th Floor

New York, N.Y. 10017

Attn: The Office of the Attaché for Treasury and Financial Affairs

(212) 351-7239

DATA DISSEMINATION

Türkiye is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Türkiye, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at https://dsbb.imf.org/sdds/country/TUR/category. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Türkiye will use the net proceeds from the sale of the debt securities for the general financing purposes of Türkiye, which may include the repayment of debt.

DEBT SECURITIES

Türkiye may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Türkiye and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Türkiye agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Türkiye may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

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whether and under what circumstances and terms the holders of the debt securities may opt to obligate Türkiye to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.

Status of the Debt Securities

The following description applies to any series of debt securities issued prior to January 1, 2015 (including any further issuances of such debt securities).

The debt securities will be direct, unconditional, unsecured and general obligations of Türkiye without any preference one over the other. Türkiye will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.

The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Türkiye.

The following description applies to any series of debt securities issued on or after January 1, 2015.

The debt securities will constitute direct, general, unconditional and unsubordinated public External Indebtedness of Türkiye for which the full faith and credit of Türkiye is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated public External Indebtedness of Türkiye. It is understood that this provision shall not be construed so as to require Türkiye to make payments under the debt securities ratably with payments being made under any other public External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form; and

•	without interest coupons.

Debt securities denominated in U.S. dollars or in another monetary unit will be issued in denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent, or such other office as designated by the fiscal agent, to the registered holders of the debt securities on the related record date; provided, however, that if so provided in the text of the debt securities, payments of principal and any interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses, or in the case of principal, such other address as provided in writing by the registered holder. The authorization relating to such debt securities may provide that payments may be made to a registered holder of an amount greater than the aggregate principal amount of debt securities specified therein, by transfer of same day funds to an account maintained by the payee with a bank as specified in such authorization, if the registered holder so elects by giving the fiscal agent not less than 15 days’ notice (or such fewer days as the fiscal agent may accept at its discretion) prior to the date of payment.

If any date on which principal or interest is due to be paid is not a business day, Türkiye may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent, or such other office as designated by the fiscal agent.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Türkiye, as provided and in the manner set forth in the debt securities. After the return of these moneys to Türkiye, the holders of these debt securities may look only to Türkiye for any payment.

Türkiye may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Türkiye and is not a trustee for the holders of the debt securities.

Negative Pledge

Türkiye undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Türkiye; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Türkiye to secure External Indebtedness of any Person, unless the debt securities are given an equivalent interest.

Definitions

“Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation (or Guarantee thereof) to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Türkiye or any other Turkish Person; (iv) an obligation (or Guarantee thereof) to the extent that it is not equal to or above $100,000,000 is not External Indebtedness; and (v) an obligation (or Guarantee thereof) to the extent that it does not have an original maturity of more than one year or is not combined with a commitment so that the original maturity of one year or less may be extended to a period in excess of one year is not External Indebtedness.

“Foreign Currency” means any currency other than the lawful currency of Türkiye.

“Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase goods or services or supply funds or take any other action for the purpose of providing for the payment or purchase of such External Indebtedness (in whole or in part).

“International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Türkiye or any monetary authority of Türkiye, all as defined by the International Monetary Fund.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.

“Permitted Lien” means

(1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic;

(2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;

(3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;

(4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;

(5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;

(6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;

(8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i) assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;

(9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;

(10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and

(11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.

“Project Financing” means any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.

“Turkish Person ” means Türkiye and any Person who is a resident or national of Türkiye or which has its principal place of business, seat or head office in Türkiye or any Person incorporated or organized under the laws of Türkiye.

Default

Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:

(a) Türkiye fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or

(b) Türkiye defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Türkiye by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or

(c) any other present or future External Indebtedness (as defined above) of Türkiye, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Türkiye, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) Türkiye ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or

(e) Türkiye announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for Türkiye to perform or comply with any of its payment obligations under any of the debt securities of a series.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Türkiye or repayable prior to maturity by the registered holders of these debt securities.

Türkiye may at any time purchase debt securities in any manner and for any price. If Türkiye purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Türkiye may, at its discretion, be held by Türkiye or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.

Judgment Currency

If for the purpose of obtaining judgment in any court or from any other tribunal it is necessary to convert an amount due to the holder of a debt security in the currency in which the debt security was required to be paid by its terms (the “Debt Security Currency”) into another currency (the “Judgment Currency”), Türkiye and such holder agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such holder could purchase the Debt Security Currency with such Judgment Currency in the city which is the principal financial center of the country of issue of the Debt Security Currency on the date two business days preceding the date on which actual payment in the Judgment Currency is made to such holder.

To the fullest extent permitted by law, the obligation of Türkiye in respect of any amount payable by it to the holder of a debt security shall, notwithstanding any judgment in a Judgment Currency, be discharged only to the extent that on the business day following receipt by such holder of any amount adjudged to be so due in the Judgment Currency, such holder may, in accordance with normal banking procedures, purchase the Debt Security Currency with the Judgment Currency. To the fullest extent permitted by law, if the amount of the Debt Security Currency so purchased is less than the amount originally due to such holder, Türkiye undertakes, as a separate and independent obligation, to indemnify and hold harmless each relevant holder of the debt security against the amount of such shortfall and if the amount of the Debt Security Currency so purchased is more than the amount originally due to such holder, and if all of Türkiye’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit such excess to Türkiye.

Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Türkiye will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Türkiye or any authority of or within Türkiye (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Türkiye shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

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to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Türkiye other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

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presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.

The term “Relevant Date” in respect of any debt security means whichever is the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•

if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.

Upon not less than 30 days’ prior notice to holders of the debt securities, Türkiye will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Türkiye may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Türkiye to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Türkiye or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Türkiye will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Türkiye that it is unwilling, unable or no longer qualified to continue to act as depositary and Türkiye does not appoint a successor depositary within 90 days;

•	at any time Türkiye decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Türkiye has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Türkiye is not responsible for supervising or reviewing those records or payments. Türkiye has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

Governing Law and Consent to Service

Türkiye is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Türkiye and any other matters required to be governed by the laws of Türkiye, which will be governed by the laws of Türkiye.

Türkiye will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Türkiye. Türkiye will appoint the Treasury and Financial Counselor of the Republic of Türkiye, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Türkiye to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Türkiye will appoint another person in New York as its authorized agent.

The Counselor for Treasury and Economic Affairs is not the agent for service for actions under the United States federal securities laws or state securities laws and Türkiye’s waiver of immunity does not extend to such actions. Because Türkiye has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Türkiye based on such laws unless a court were to determine that Türkiye is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

Under the laws of Türkiye, assets of Türkiye are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Türkiye that is related to the service and administration of the debt securities.

Collective Action Securities Issued Prior to January 1, 2015

Türkiye may designate a particular series of debt securities to be “Collective Action Securities.” The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued prior to January 1, 2015 (including any further issuances of such debt securities).

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Türkiye at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Türkiye receives written notice of the declaration, unless Türkiye has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Türkiye or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Türkiye or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•

for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Türkiye or on its behalf. See “— Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series and of the appointment of proxies in respect of the holders of debt securities of a series;

•	the record date for determining the holders of debt securities of a series who are entitled to vote at such meeting;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

Türkiye, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal (or premium, if any) of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	reduce the premium payable upon redemption of the debt securities of that series;

•

change the currency in which any amount in respect of the debt securities of that series is payable or (i) with respect to U.S. dollar denominated issuances, exclude the Borough of Manhattan, the City of New York, as a required place at which payment with respect to interest, premium or principal is payable, or (ii) with respect to EUR denominated issuances, exclude the City of London, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Türkiye is not permitted to redeem the debt securities of that series if, prior to such action, Türkiye is not permitted to do so;

•	change Türkiye’s obligation to pay any additional amounts under the debt securities of that series;

•	amend the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change Türkiye’s appointment of an agent for the service of process in the United States or Türkiye’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

(i) to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

(ii) make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Türkiye refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both Türkiye and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Türkiye for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Türkiye;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which Türkiye and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Türkiye or any public sector instrumentality of Türkiye will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Türkiye, any department, ministry or agency of the federal government of Türkiye or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Türkiye or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Türkiye may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes of such series for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). Türkiye may also consolidate the additional debt securities to form a single series with the outstanding notes.

Collective Action Securities Issued On or After January 1, 2015

The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued on or after January 1, 2015.

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Türkiye at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Türkiye receives written notice of the declaration, unless Türkiye has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings, Amendments and Waivers

Türkiye may call a meeting of the holders of debt securities of a series at any time regarding the fiscal agency agreement or the debt securities of the series. Türkiye will determine the time and place of the meeting.

Türkiye will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Türkiye or the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Türkiye or the fiscal agent (with a copy to Türkiye) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Türkiye will notify the fiscal agent and the fiscal agent will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Türkiye will set the procedures governing the conduct of the meeting and if additional procedures are required, Türkiye will consult with the fiscal agent to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. The fiscal agent will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the fiscal agent.

The holders may generally approve any proposal by Türkiye to modify the fiscal agency agreement or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Türkiye that would do any of the following (such subjects referred to as “reserved matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the fiscal agency agreement) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the fiscal agency agreement);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Türkiye’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserved matter modification”;

•	change the definition of “uniformly applicable” or “reserved matter modification”;

•

authorize the fiscal agent, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Türkiye or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Türkiye may select, in its discretion, any modification method for a reserved matter modification in accordance with the fiscal agency agreement and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, Türkiye will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Türkiye’s economic and financial circumstances that are in Türkiye’s opinion relevant to the request for the proposed modification, a description of Türkiye’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Türkiye shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Türkiye’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Türkiye is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities held by Türkiye or any public sector instrumentality of Türkiye or by a corporation, trust or other legal entity that is controlled by Türkiye or a public sector instrumentality will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification, if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Türkiye or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Türkiye or a public sector instrumentality, except that (x) debt securities held by Türkiye or any public sector instrumentality of Türkiye or by a corporation, trust or other legal entity that is controlled by Türkiye or a public Türkiye instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Türkiye or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the fiscal agent in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the fiscal agent, upon the certificate, statement or opinion of or representations by the fiscal agent; and (y) in determining whether the fiscal agent will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the fiscal agent knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Türkiye or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of Türkiye, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Türkiye and the Fiscal Agent may, without the vote or consent of any holder of debt securities of a series, amend the Fiscal Agency Agreement or the debt securities of the series for the purpose of:

•	adding to Türkiye’s covenants for the benefit of the holders;

•	surrendering any of Türkiye’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the Fiscal Agency Agreement;

•

amending the debt securities of that series or the Fiscal Agency Agreement in any manner that Türkiye may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting, in the opinion of Türkiye, a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Türkiye may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes of such series for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). Türkiye may also consolidate the additional debt securities to form a single series with the outstanding notes.

PLAN OF DISTRIBUTION

Türkiye may sell any combination of the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Türkiye from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Türkiye may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Türkiye may also sell securities of any series directly to the public or through agents designated by Türkiye from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with Financial Industry Regulatory Authority guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Türkiye may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Türkiye under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Türkiye may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Türkiye in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Türkiye will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Türkiye cannot offer, sell or deliver those securities within the United States or to U.S. persons. When Türkiye offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

DEBT RECORD

Türkiye has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988.

VALIDITY OF THE SECURITIES

The validity of the debt securities will be passed upon for Türkiye by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye. Certain legal matters of United States law will be passed upon for Türkiye by Arnold & Porter Kaye Scholer LLP, United States counsel to Türkiye, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Turkish law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye. As to all matters of United States law, the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye may rely on the opinion of Arnold & Porter Kaye Scholer LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye and are made upon his or her authority.

OFFICIAL STATEMENTS

The information set forth herein and in the documents incorporated by reference has been reviewed by the Director General, Ministry of Treasury and Finance, the Republic of Türkiye, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Türkiye or an agency, instrumentality or state economic enterprise of Türkiye is included on the authority of such publication as a public official document of Türkiye.

AUTHORIZED AGENT

The authorized agent of Türkiye in the United States of America is the Treasury and Financial Attaché of the Republic of Türkiye, whose address is: Turkish Consulate General, Office of the Attaché for Treasury and Financial Affairs, 821 First Avenue, 4th Floor, New York, N.Y. 10017.

PRINCIPAL OFFICE OF THE REPUBLIC

Ministry of Treasury and Finance

Devlet Mahallesi, Dikmen

Caddesi, No: 12

06420 Çankaya

Ankara Türkiye

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT, EXCHANGE AGENT (WITH RESPECT

TO CITIBANK, N.A., LONDON BRANCH) AND REGISTRAR

For USD Denominated Issuances	For EUR Denominated Issuances
The Bank of New York Mellon	Citibank, N.A., London Branch
101 Barclay Street, Floor 7 East	Citigroup Centre
New York, New York 10286	Canada Square
U.S.A.	Canary Wharf, London
E14 5LB

LEGAL ADVISERS TO THE REPUBLIC

As to United States Law	As to Turkish Law
Arnold & Porter Kaye Scholer LLP	Chief Legal Advisor and Director General
250 West 55th Street	of Trials to Ministry of Treasury and Finance
New York, New York 10019	Devlet Mahallesi, Dikmen Caddesi, No: 12
U.S.A.	06420 Çankaya
Ankara Türkiye

TÜRKİYE CUMHURİYETİ

(THE REPUBLIC OF TURKEY)

$         % NOTES DUE

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNP PARIBAS	Citigroup	ING	J.P. Morgan

    , 2026